Exhibit 10.1

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

CONFIDENTIAL EXECUTION VERSION

OPTION AND LICENSE AGREEMENT

by and between

EVAXION BIOTECH A/S

and

MERCK SHARP & DOHME LLC

[****] This symbol identifies certain confidential information contained in this document that has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

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OPTION AND LICENSE AGREEMENT

This Option and License Agreement (this “Agreement”) dated as of September 25, 2024 (the “Effective Date”) is entered into by and between Merck Sharp & Dohme LLC, having an address at 126 East Lincoln Ave., P.O. Box 2000, Rahway, New Jersey 07065 (“MSD”) and Evaxion Biotech A/S, having an address at Dr. Neergaards Vej 5F, 2970 Horsholm, Denmark (hereinafter referred to as “Evaxion”). MSD and Evaxion are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, Evaxion is a biotechnology company that has developed artificial intelligence (AI) technologies to predict novel vaccine antigens to identify and develop personalized and other next-generation immunotherapies and vaccines for patients;

WHEREAS, MSD is a pharmaceutical company focused on developing and commercializing innovative pharmaceutical products and vaccines;

WHEREAS, (a) MSD and Evaxion have entered into that certain Evaluation Agreement dated September 18, 2023 (“Evaluation Agreement”) to evaluate [****] predicted by Evaxion using the Evaxion Platform Technology and experimentally evaluated by Evaxion and MSD, which included an option to negotiate an exclusive, worldwide, sublicensable license and (b) the Parties desire to terminate the Evaluation Agreement and supersede the Evaluation Agreement in its entirety with this Agreement;

WHEREAS, MSD is also interested in collaborating with Evaxion to evaluate antigen sequences for bacterial species in the genus Neisseria predicted by Evaxion using the Evaxion Platform Technology; and

WHEREAS, the Parties desire to enter into this Agreement to further evaluate [****] and for bacterial species in the genus Neisseria under mutually agreed Evaluation Plans, following which MSD will have the option to exclusively license the Evaxion Patent Rights and Evaxion Know-How to further Develop antigens from either or both such programs and for the Development, Manufacture and Commercialization of such antigens and Product.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Evaxion and MSD hereby agree as follows:

Article 1
DEFINITIONS

Unless specifically set forth to the contrary herein, the following capitalized terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1           “Act” means, as applicable, the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §§ 301 et seq., or the Public Health Service Act, 42 U.S.C. §§ 262 et seq., each as amended from time-to-time.

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1.2           “Action” means any claim, cause of action or suit (whether in contract or tort or otherwise), litigation (whether at law or in equity, whether civil or criminal), arbitration or other proceedings brought or asserted by any Third Party (including any Regulatory Authority) against a Party (or any other Indemnified Party).

1.3           “Adverse Ruling” has the meaning set forth in Section 11.4.

1.4           “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly (through one (1) or more intermediaries), controls, is controlled by or is under common control with such first Person for so long as such other Person controls, is controlled by or is under common control with such first Person, and regardless of whether such other Person is or becomes an Affiliate on or after the Effective Date. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise, or (b) the ownership, directly or indirectly, of fifty percent (50%) or more of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, of its general partner or other controlling entity). The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside of the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management or policies of such entity.

1.5           “Afrigen” means Afrigen Biologics Proprietary Limited.

1.6           “Afrigen Agreement” means that certain Collaborative Research and Development Agreement between Afrigen and Evaxion dated as of September 20, 2023.

1.7           “Agreement” has the meaning given such term in the preamble to this Agreement.

1.8           “Alliance Manager” has the meaning set forth in Section 2.5.

1.9           “Antigen” means [****].

1.10         “Antigen Target” means either or both the [****]or the Neisseria Target, as applicable.

1.11         “Applicable Law” means any and all laws of any jurisdiction that are applicable to any of the Parties or their respective Affiliates in carrying out activities hereunder or to which any of the Parties or their respective Affiliates carrying out the activities hereunder is subject, and will include all statutes, enactments, acts of legislature, laws, ordinances, rules, regulations, notifications, guidelines, policies, directions, directives and orders of any statutory authority, tribunal, arbitral body, board, or court or any central, state, or provincial government or local authority or other governmental authority in such jurisdictions, including Good Laboratory Practices.

1.12         “Bankruptcy Code” has the meaning set forth in Section 4.5.

1.13         “Biosimilar Application” has the meaning set forth in Section 10.5.5.

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1.14         “Biosimilar Product” means, with respect to a given Product in a given country, an Antigen-based product (a) that contains a same or a “highly similar” active ingredient to the Program Antigen in such Product, as the phrase “highly similar” is used in 42 U.S.C. § 262(i)(2) or any other similar provision in the applicable country (or region), (b) (i) for which Marketing Authorization is obtained by referencing regulatory materials of such Product, or (ii) that is approved for use in such country (or region) pursuant to a Marketing Authorization process governing approval of interchangeable or biosimilar biologics as described in 42 U.S.C. § 262, or a similar process for Marketing Authorization in any country (or region) outside the United States, or any other similar provision that comes into force, or is the subject of a notice with respect to such Product under 42 U.S.C. § 262(l)(2) or a similar provision in any country (or region) outside the United States, or any other similar provision that comes into force, and (c) that is sold in the same country as such Product by any Third Party that is not authorized to do so by MSD (or its Related Parties) (potentially including through the grant of a license) and did not purchase such product in a chain of distribution that included MSD (or its Related Parties).

1.15         “BLA” has the meaning set forth in Section 1.83.

1.16         “Breaching Party” has the meaning set forth in Section 11.4.

1.17         “Business Day” means any day other than a Saturday, Sunday, or a day on which commercial banks located in the country where the applicable obligations are to be performed are authorized or required by law to be closed.

1.18         “Calendar Quarter” means the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31; provided, however, that (a) the first Calendar Quarter of this Agreement shall commence on the Effective Date and end at the end of the Calendar Quarter in which the Effective Date occurs and (b) the last Calendar Quarter of this Agreement shall commence at the commencement of such Calendar Quarter and end on the date of expiration or termination of this Agreement.

1.19         “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31; provided, however, that (a) the first Calendar Year of this Agreement shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of this Agreement shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of expiration or termination of this Agreement.

1.20         “Change of Control” means, with respect to a Party or, if such Party is controlled (within the meaning of Section 1.4) directly or indirectly (through one (1) or more intermediaries) by another Person, such ultimate controlling Person (the “Parent”), a transaction with a Third Party consummating after the Effective Date involving, (a) the acquisition, merger or consolidation, directly or indirectly, of such Party or, if there is a Parent, such Parent (rather than such Party), as applicable, and, immediately following the consummation of such transaction, the shareholders of such Party or Parent, as the case may be, immediately prior thereto holding, directly or indirectly, as applicable, shares of capital stock of the surviving or continuing company representing less than fifty percent (50%) of the outstanding shares of such surviving or continuing company, (b) the sale of all or substantially all of the assets or business of such Party or, if there is a Parent, such Parent (rather than such Party), as the case may be, or (c) a Person, or group of Persons acting in concert, acquiring, directly or indirectly, more than fifty percent (50%) of the voting equity securities or management control of such Party or, if there is a Parent, such Parent (rather than such Party), as the case may be; provided, however, that none of the following will be classified as a Change of Control under this Agreement: (i) any public offering of shares of publicly traded equity of such Party or Parent on a securities exchange, or (ii) a reorganization of such Party or Parent, as applicable, with an Affiliate, in each case for this clause (ii), undertaken solely for tax planning purposes or to change a Party’s or Parent’s domicile.

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CONFIDENTIAL EXECUTION VERSION

1.21         “[****]” means [****].

1.22         “[****]” means [****].

1.23         “[****]” means [****].

1.24         “[****]” means [****].

1.25         “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, or post-approval clinical trial.

1.26         “Combination Product” means a Product that includes one or more clinically active components other than a Program Antigen in combination with a Program Antigen, either co-formulated or co-packaged together with a Program Antigen, and sold as a single unit for a single price. All references to Product in this Agreement shall be deemed to include Combination Product.

1.27         “Commercialize” means to promote, market, distribute, import, export, sell, offer for sale, have sold, provide commercial-related product support for, and perform medical affairs activities for a product, including a Product. “Commercializing” and “Commercialization” shall have correlative meanings.

1.28         “Commercially Reasonable Efforts” means, [****].

1.29         “Competing Product” means [****].

1.30         “Confidential Information” means any and all confidential or proprietary information, know-how and data, including all scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, that is provided by one Party to the other Party in connection with this Agreement.

1.31         “Control” or “Controlled” means, with respect to any Know-How, Patent Right or other intellectual property right, the possession (whether by ownership, license or sublicense, other than by a license, sublicense or other right granted (but not assignment) pursuant to this Agreement) by a Party (or its Affiliate) of the ability to grant to the other Party the licenses, sublicenses or rights to access and use such Know-How, Patent Right or other intellectual property right, as applicable, as provided for in this Agreement, without violating the terms of any agreement or other arrangement with any Third Party in existence as of the time such Party would be required hereunder to grant such license, sublicense, or rights of access and use.

1.32         “Default Notice” has the meaning set forth in Section 11.4.

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1.33         “Develop” means to research, develop, analyze, test and conduct preclinical, clinical and all other regulatory trials for a compound or product, including a Program Antigen or Product (including (a) activities to design, characterize, generate, produce, and validate Program Antigens, as well as activities to modify, enhance and improve Products, and (b) activities pertaining to manufacturing development, formulation development, manufacturing scale-up and lifecycle management), including new indications, new formulations, combinations and all other activities related to securing and maintaining Regulatory Approval for a compound or product, including pre- and post-Regulatory Approval regulatory activities in connection with a product. “Developing” and “Development” shall have correlative meanings.

1.34         “Development Milestone Event” has the meaning set forth in Section 7.2.1.

1.35         “Development Milestone Payment” has the meaning set forth in Section 7.2.1.

1.36         “Disclosing Party” has the meaning set forth in Section 6.1.

1.37         “Dispute” has the meaning set forth in Section 12.7.1.

1.38         “Dollar” or “$” means United States dollars.

1.39         “Effective Date” has the meaning set forth in the preamble to this Agreement.

1.40         “Evaluation Activities” means, with respect to a given Program, the activities to be conducted under the Evaluation Plan for such Program during the Program Term as set forth in the applicable Evaluation Plan.

1.41         “Evaluation Agreement” has the meaning set forth in the recitals to this Agreement.

1.42         “Evaluation Plan” means the [****]or the Neisseria Evaluation Plan, as applicable.

1.43         “Evaxion” has the meaning set forth in the preamble to this Agreement.

1.44         “Evaxion Indemnified Parties” has the meaning set forth in Section 9.2.

1.45         “Evaxion Invention” means an Inventions developed or invented solely by employee(s) of Evaxion and/or its Affiliates, and/or a Third Party acting on behalf of Evaxion and/or its Affiliates, and not employed by MSD and/or its Affiliate.

1.46         “Evaxion Know-How” means any Know-How (including Evaxion Inventions) that, as of the Effective Date or during the Term (a) is Controlled by Evaxion or its Affiliates, (b) is not generally known, and (c) (i) relates to the Evaxion Platform Technology or (ii) is necessary or reasonably useful for the Development, Manufacture, use, Commercialization, or other Exploitation of any Program Antigen or Product; excluding, however, any Joint Inventions.

1.47         “Evaxion Patent Right” means any Patent Right that, as of the Effective Date or during the Term, is Controlled by Evaxion or any of its Affiliates that claims or covers (a) a Program Antigen or Product, or a method of use or process of manufacture thereof, (b) the Evaxion Platform Technology, or (c) the Evaxion Know-How, in each case including any improvements. Evaxion Patent Rights include those Patent Rights listed on Schedule 1.47.

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1.48         “Evaxion Platform Invention” [****].

1.49         “Evaxion Platform Patent Rights” means t.

1.50         “Evaxion Platform Technology” means the proprietary platform technology Controlled by Evaxion that consists of Evaxion’s B-cell antigen prediction platform, known as ‘EDEN’, and T-cell epitope prediction technology, known as ‘RAVEN’; [****].

1.51         “Evaxion Program Antigen Invention” has the meaning set forth in Section 10.3.2.

1.52         “Excluded Claim” has the meaning set forth in Section 12.7.3.

1.53         “Exclusion Lists” has the meaning set forth in Section 1.135.

1.54         “Existing Confidentiality Agreement” has the meaning set forth in Section 6.10.

1.55         “Exploit” means to make, have made, use, import, sell, offer to sell, have sold, research, Develop, Manufacture, Commercialize, and otherwise exploit. “Exploitation” shall have correlative meaning.

1.56         “FDA” means the United States Food and Drug Administration or any successor governmental authority having substantially the same function.

1.57         “Field” means any and all uses or purposes.

1.58         “First Commercial Sale” means, with respect to any Product in a given country, the first sale to a Third Party of commercial quantities of such Product on arm’s-length terms by MSD or its Related Parties for end use or consumption of such Product in such country (following, in all cases, the receipt of Regulatory Approval for such Product in such country); provided, however, that the following shall not constitute a First Commercial Sale: (a) any sale to a Related Party, (b) any use of a Product in a Clinical Trial or non-clinical Development activities, or (c) disposal or transfer of such Product for a bona fide charitable purpose, compassionate use or samples.

1.59         “Force Majeure Event” has the meaning set forth in Section 12.1.

1.60         “IND” means an Investigational New Drug application, Clinical Trial Application or similar application or submission for approval to perform human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.61         “Indemnified Party” has the meaning set forth in Section 9.3.1.

1.62         “Indemnifying Party” has the meaning set forth in Section 9.3.1.

1.63         “Indirect Taxes” has the meaning set forth in Section 7.7.3.

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1.64         “Initiation” means, with respect to a Clinical Trial, the first dosing of the first human subject in such Clinical Trial with the Product being studied under such Clinical Trial.

1.65         “Invention” means any discovery, invention or other Know-How, whether or not patentable, including any process, method, protocol, formula, data, method, composition of matter or article of Manufacture, discovery or finding that is conceived, discovered, invented, made or reduced to practice by or on behalf of a Party (or their respective Affiliates) (whether solely by or on behalf of a Party (or its Affiliate) or jointly by or on behalf of the Parties (or their respective Affiliates)) pursuant to the conduct of activities under this Agreement at any time during the Term, including under an Evaluation Plan.

1.66         “Joint Invention” means an Invention developed or invented jointly by (a) employee(s) of MSD or its Affiliates, and/or a Third Party acting on behalf of MSD or its Affiliates, on the one hand, and (b) by employee(s) of Evaxion or its Affiliates, or a Third Party acting on behalf of Evaxion or its Affiliates, on the other hand. Joint Inventions shall not include any Evaxion Platform Inventions.

1.67         “Joint Patent Right” means any Patent Right that claims or otherwise covers a Joint Invention.

1.68         “Joint Steering Committee” or “JSC” means the joint steering committee as more fully described in Section 2.1.

1.69         “Know-How” means any and all confidential or proprietary know-how, information and Materials, including all discoveries, improvements, processes, methods, protocols, formulas, data, results, inventions, know-how, trade secrets, formulations, and findings, in each case, patentable or otherwise.

1.70         “Losses” has the meaning set forth in Section 9.1.

1.71         “Manufacture” means, with respect to a compound or product, including a Program Antigen or Product, the receipt, handling and storage of active pharmaceutical ingredients and other materials, the synthesis, manufacturing, processing, formulation, packaging and labeling (excluding the development of packaging and labeling components for Regulatory Approval, which activities shall be considered Development activities), holding (including storage), quality assurance and quality control testing (including release and stability) of such compound or product (other than quality assurance and quality control related to development of the manufacturing process, which activities shall be considered Development activities) and shipping of such compound or product. “Manufacturing” and “Manufactured” shall have correlative meanings.

1.72         “Marketing Authorization” means all approvals (including an NDA or BLA approval) from the relevant Regulatory Authority necessary to market and sell a Product in a given country (including for clarity all applicable pricing and government reimbursement approvals and labeling approvals, even if not legally required to sell such Product in a country).

1.73         “Materials” means assays, reagents, biomarkers, research tools, compounds (including molecular constructs), chemical and biological materials (including DNA and RNA (modified and unmodified), compositions of matter (including compounds), polypeptides, clones, cells, plasmids, lipids, vectors, receptors, and other nucleic acids, proteins, peptides and expression products) and other materials.

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1.74         “MHLW” means the Ministry of Health, Labour and Welfare of Japan and the Pharmaceuticals and Medical Devices Agency of Japan or, in each case, any successor governmental authority having substantially the same function.

1.75         “Milestone Event” has the meaning set forth in Section 7.2.2.

1.76         “Milestone Payment” has the meaning set forth in Section 7.2.2.

1.77         “MSD” has the meaning set forth in the preamble to this Agreement.

1.78         “MSD Indemnified Parties” has the meaning set forth in Section 9.1.

1.79         “MSD Invention” means an Invention developed or invented solely by employee(s) of MSD or its Affiliates, or a Third Party acting on behalf of MSD or its Affiliates, and not employed by Evaxion or its Affiliates. MSD Inventions shall not include any Evaxion Platform Inventions.

1.80         “MSD Patent Rights” means Patent Rights that, as of the Effective Date or during the Term are owned or Controlled by MSD or any of its Affiliates that claim or otherwise cover MSD Inventions.

1.81         “[****] Product” has the meaning set forth in Section 1.105.

1.82         “NDA” means a New Drug Application, Biologics License Application (“BLA”), Regulatory Approval Application, filing pursuant to Section 510(k) of the Act, or similar application or submission for Regulatory Approval filed with a Regulatory Authority to obtain marketing approval for a biological, pharmaceutical or diagnostic product in that country or in that group of countries.

1.83         “Neisseria Antigens” means [****].

1.84         “Neisseria Evaluation Plan” means the evaluation plan setting forth the activities to be conducted by the Parties to evaluate, test and validate Antigen sequences directed to the Neisseria Target as set forth in Schedule 1.85, including any specific evaluation aims and materials to be provided, as such plan may be revised or updated in accordance with Section 3.1.2.

1.85         “Neisseria Program” means the program to evaluate, test and validate Antigen sequences directed to the Neisseria Target in accordance with the Neisseria Evaluation Plan.

1.86         “Neisseria Target” [****]

1.87         “Net Sales” [****].

1.88         “Non-Breaching Party” has the meaning set forth in Section 11.4.

1.89         “Non-Platform Technology” has the meaning set forth in Section 1.50.

1.90         “Officials” has the meaning set forth in Section 8.2.25.

1.91         “Option” has the meaning set forth in Section 3.6.1.

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1.92         “Option Exercise Notice” has the meaning set forth in Section 3.6.2.

1.93         “Option Payment” has the meaning set forth in Section 3.6.2.

1.94         “Option Term” means the period beginning on the Effective Date and ending [****] after the expiration of the Program Term (or as otherwise extended by the Parties).

1.95         “Parent” has the meaning set forth in Section 1.20.

1.96         “Party” and “Parties” have the meaning set forth in the preamble to this Agreement.

1.97         “Party Initiated Proceeding” has the meaning set forth in Section 10.4.2.

1.98         “Patent Rights” means any and all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including divisionals, continuations, continuations-in-part, reissues, renewals, substitutions, registrations, re-examinations, revalidations, extensions, supplementary protection certificates, pediatric exclusivity periods attached to patents and the like of any such patents and patent applications, and foreign equivalents of the foregoing.

1.99         “Payment” has the meaning set forth in Section 8.2.25.

1.100      “Person” means any individual, partnership, joint venture, limited liability company, corporation, firm, trust, association, unincorporated organization, governmental authority or agency, or any other entity not specifically listed herein.

1.101      “Phase I Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.102      “Phase II Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b).

1.103      “Phase III Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.104      “Product” means any pharmaceutical or biological composition or preparation (in any and all forms, presentations, formulations, dosages and delivery modes) containing or comprising [****]; in each of (a) and (b), that is (i) for sale by prescription, over-the-counter, or any other method; or (ii) for administration to human patients in a clinical trial, for any and all uses, including a Combination Product. For clarity, different forms, presentations, formulations, dosages and delivery modes of a given Product shall be considered the same Product for the purposes of this Agreement.

1.105      “Program” means the [****]or the Neisseria Program, as applicable.

1.106      “Program Antigen” means any [****]or Neisseria Antigen.

1.107      “Program Assets” has the meaning set forth in Section 3.6.4.

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1.108      “Program Discontinuance Notice” has the meaning set forth in Section 3.5.2.

1.109      “Program Specific Confidential Information” has the meaning set forth in Section 6.3.

1.110      “Program Term” means, on a Program-by-Program basis, the period commencing on the Effective Date and ending [****] months after the Effective Date, as such time period may be extended in accordance with Section 3.2. In addition, (a) MSD shall have the unilateral right to extend the Program for [****] additional [****]period to conduct Evaluation Activities and (b) the Program Term may be further extended by mutual agreement of the Parties.

1.111      “Prosecute” means, in relation to any Patent Right, (a) to prepare or file patent applications, including re-examinations or re-issues thereof, or to represent applicant(s) or assignee(s) before relevant patent offices or other relevant authorities during examination, re-examination and re-issue thereof, in appeal processes and oppositions or any equivalent proceedings (provided that, for clarity, defense of a counterclaim as part of an infringement action shall not be included in Prosecution and shall instead be handled pursuant to Section 10.8), (b) to secure the grant of any Patent Rights arising from such patent application, (c) to maintain in force any issued Patent Right (including through payment of any relevant maintenance fees), and (d) to make all decisions with regard to any of the foregoing activities. “Prosecution” has a corresponding meaning.

1.112      “Public Funding” means funding from government or other public sector funding sources, including DoD, BARDA, DTRA, Wellcome Trust, World Health Organization and Bill and Melinda Gates Foundation.

1.113      “Receiving Party” has the meaning set forth in Section 6.1.

1.114      “Regulatory Approval” means, with respect to a Program Antigen or Product in a country or region in the Territory, all approvals (including supplements, amendments, and any pre-approvals and post-approvals), licenses, permits, notifications, registrations, clearances, authorizations or waivers from the necessary Regulatory Authority to Develop, Manufacture or Commercialize such Program Antigen or Product in such country or region (including, as applicable, all applicable pricing and reimbursement approvals and labeling approvals, even if not legally required to Commercialize Product in such country or region), including INDs and NDAs.

1.115      “Regulatory Authority” means any applicable government regulatory authority involved in granting approvals for the Development, Manufacturing, Commercialization, reimbursement or pricing of a Product in the Territory, including, in the United States, the FDA.

1.116      “Regulatory Filing” means any filing, application, or submission with any Regulatory Authority, including authorizations, approvals or clearances arising from the foregoing, including Regulatory Approvals, and all correspondence or communication with or from the relevant Regulatory Authority, as well as minutes of any material meetings, telephone conferences or discussions with the relevant Regulatory Authority, in each case, with respect to a Program Antigen or Product.

1.117      “Related Party” means each of MSD, its Affiliates, and their respective sublicensees hereunder (which term does not include distributors), as applicable.

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1.118      “Right of Reference” has the meaning set forth in Section 5.2.2.

1.119      “Royalties” has the meaning set forth in Section 7.3.

1.120      “Royalty Term” has the meaning set forth in Section 7.3.3.

1.121      “Sales Milestone Event” has the meaning set forth in Section 7.2.2.

1.122      “Sales Milestone Payment” has the meaning set forth in Section 7.2.2.

1.123      “Selected Drug” has the meaning set forth in Section 7.3.2(e).

1.124      “[****]Product” has the meaning set forth in Section 1.105.

1.125      “Taxes” has the meaning set forth in Section 7.7.1.

1.126      “Term” has the meaning set forth in Section 11.1.1.

1.127      “Territory” means all of the countries in the world, and their territories and possessions.

1.128      “Third Party” means any Person other than (a) MSD and its Affiliates, and (b) Evaxion and its Affiliates.

1.129      “Third Party Initiated Proceeding” has the meaning set forth in Section 10.4.1.

1.130      [****] means the [****].

1.131      “[****] Agreement” means [****] (the “[****] Letter Agreement”).

1.132      “[****] Letter Agreement” has the meaning set forth in Section 1.132.

1.133      “Valid Claim” means [****].

1.134      “Violation” means that either Evaxion or any of its Affiliates, or any of its or their respective officers or directors, has been (a) convicted of any of the felonies identified among the exclusion authorities listed on the U.S. Department of Health and Human Services, Office of Inspector General (OIG) website, including 42 U.S.C. § 1320a-7(a) (https://oig.hhs.gov/exclusions/index.asp), or (b) identified in the OIG List of Excluded Individuals/Entities (LEIE) database (https://oig.hhs.gov/exclusions/exclusions_list.asp) or the U.S. General Services Administration’s list of Parties Excluded from Federal Programs (https://sam.gov/content/exclusions/federal) (each of (a) and (b), singly and collectively, the “Exclusions Lists”).

Article 2
GOVERNANCE

2.1           Joint Steering Committee. The Parties will establish, as soon as practicable after the Effective Date (but in all cases within [****] days after the Effective Date), a Joint Steering Committee (the “JSC”) to oversee the Programs and discuss and coordinate the Evaluation Activities of the Parties under this Agreement, to review modifications to the Evaluation Plans during the Program Term, and to serve as a forum for discussing the status of the Evaluation Plans and the progress under the Evaluation Plans. The JSC shall comprise two (2) senior employees from MSD and two (2) senior employees from Evaxion, with each Party designating one (1) such employee as its JSC co-chairperson. Subject to the foregoing, each Party shall appoint its respective representatives to the JSC from time-to-time, and may change its representatives, in its sole discretion, effective upon notice to the other Party designating such change. Representatives from each Party shall have appropriate technical credentials, experience and knowledge pertaining to, and ongoing familiarity with, Program Antigens and Products. MSD’s designee (or alternatively, MSD’s Alliance Manager) will be responsible for calling meetings of the JSC, circulating agendas and performing administrative tasks required to assure efficient operation of the JSC.

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2.2           JSC Meetings. The JSC shall meet in accordance with a schedule established by mutual written agreement of the Parties, but no less frequently than [****] per Calendar Quarter following the Effective Date until such time as the JSC is disbanded in accordance with this Agreement. Each of the co-chairpersons of the JSC may also call for special meetings to resolve matters within the purview of the JSC by providing at least [****] Business Days prior written notice to the other Party (or such shorter period of time as may be agreed to by the other Party). The JSC shall meet by means of teleconference, videoconference or other similar means, but if in-person meetings are necessary, the location for meetings is expected to alternate between Evaxion and MSD facilities as practicable. Meetings of the JSC will be effective only if at least one (1) representative of each Party is present. As appropriate, additional employees or consultants may, from time-to-time, attend the JSC meetings; provided that any such attendees who are Third Party personnel shall agree in writing to comply with the confidentiality obligations under this Agreement; provided, further, that no Third Party personnel may attend unless otherwise agreed by both Parties. Each Party shall bear its own expenses related to the attendance of the JSC meetings by its representatives. MSD’s designee (or alternatively, MSD’s Alliance Manager) shall keep minutes of each JSC meeting that records in writing all decisions made, action items assigned or completed and other appropriate matters. MSD shall use reasonable efforts to send meeting minutes to all members of the JSC within [****] Business Days after a meeting for review. Each member shall have [****] Business Days following receipt of such minutes in which to approve (such approval not to be unreasonably withheld, conditioned or delayed) or provide comments to the minutes. If a member, within such time period, does not notify MSD that they do not approve of the minutes, the minutes shall be deemed to have been approved by such member.

2.3           JSC Decision Making. [****].

2.4           Disbandment. The JSC shall be disbanded following the earlier of (a) the expiration of the Option Term and (b) the date that MSD exercises the Option.

2.5           Alliance Managers. Each Party shall appoint an employee who shall oversee interactions between the Parties for all matters related to this Agreement (each, an “Alliance Manager”). Such Alliance Managers shall endeavor to ensure clear and responsive communication between the Parties and the effective exchange of information, and may serve as a single point of contact for any matters arising under this Agreement. The Alliance Managers shall have the right to attend all JSC meetings and may bring to the attention of the JSC any matters or issues either of them reasonably believes should be discussed, and shall have such other responsibilities as the Parties may mutually agree in writing. Each Party may designate different Alliance Managers by notice in writing to the other Party. The Alliance Managers shall have the responsibility of creating and maintaining a constructive work environment between the Parties. Without limiting the generality of the foregoing, each Alliance Manager shall (a) identify and bring disputes and issues that may result in disputes (including any asserted occurrence of a material breach by a Party) to the attention of the JSC in a timely manner, and function as the point of first referral in all matters of conflict resolution, (b) provide a single point of communication for seeking consensus both internally within the Parties’ respective organizations and between the Parties, (c) coordinate cooperative efforts, internal communications and external communications between the Parties with respect to this Agreement, and (d) take responsibility for ensuring that meetings and the production of meeting agendas and minutes occur as set forth in this Agreement, and that relevant action items resulting from such meetings are appropriately carried out or otherwise addressed.

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Article 3
EVALUATION AND OPTION

3.1           Evaluation Plans.

3.1.1       Generally. The initial Evaluation Plans for each of the Programs are attached hereto as Schedule 1.22 and Schedule 1.85.

3.1.2       Amendments to the Evaluation Plans. MSD will review and may update the Evaluation Plan for each Program from time-to-time, and such updated Evaluation Plan shall supersede the previous Evaluation Plan for the applicable Program. In addition, Evaxion may propose to MSD amendments to the then-current Evaluation Plan for a given Program from time-to-time, as Evaxion deems appropriate. If approved by MSD, the amended Evaluation Plan shall become effective for the applicable period on the date approved by MSD (or such other date as MSD shall specify). For clarity, in amending a given Evaluation Plan, MSD may, among other things, (a) add Evaluation Activities to the Evaluation Plan, (b) remove Evaluation Activities from the Evaluation Plan, (c) reprioritize activities under the Evaluation Plan (including to halt certain activities and expedite certain activities), and (d) revise the aims and other elements of the Evaluation Plan, in each case subject to Section 2.3.

3.2           Transfer of Materials. In order to enable MSD to conduct the Evaluation Activities, Evaxion shall transfer to MSD the Materials in accordance with the Evaluation Plans. In the event Evaxion fails to provide the Materials in accordance with the Evaluation Plans, MSD shall have the right to extend the Program Term for a period of time equivalent to the period of time for which Evaxion has failed to provide the Materials in accordance with the Evaluation Plans.

3.3           Costs of Conducting the Evaluation Activities. All costs and expenses incurred in connection with the performance by the Parties of the Evaluation Activities shall be borne by such Party.

3.4           Records. Evaxion shall provide to MSD complete and accurate records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in discovery, identity and generation of the Program Antigens. MSD shall have the right, during normal business hours and upon reasonable notice, to discuss such records and work that had been conducted by or on behalf of Evaxion with respect to the Program Antigens with the technical personnel and consultant(s) of Evaxion.

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3.5           Expiration or Termination of Programs.

3.5.1       Expiration of Program. Each Program shall end at the end of the Program Term for such Program.

3.5.2       Discontinuance of a Program. On a Program-by-Program basis, MSD shall have the right, in its discretion, to discontinue a given Program prior to the end of the Program Term by providing written notice thereof to Evaxion (and referencing that the Program is being discontinued pursuant to this Section 3.5.2) (each, a “Program Discontinuance Notice”). In the event that MSD provides a Program Discontinuance Notice to Evaxion for a given Program, then (a) such Program shall terminate and the Program Term for such Program shall also terminate, and the Parties shall wind-down all activities thereunder as soon as reasonably practicable (but in all cases, within [****] days thereafter) and (b) this Agreement shall terminate with respect to the Program under such terminated Program as well as with respect to any Program Antigens under such terminated Program.

3.6           Option.

3.6.1       Opt-In Right. Subject to the terms and conditions of this Agreement, on a Program-by-Program basis, Evaxion hereby grants to MSD an exclusive right, subject to the terms hereof, exercisable at any time during the Option Term, in MSD’s sole discretion, to obtain the exclusive licenses set forth in Section 4.1.2 (“Option”). For the avoidance of doubt, MSD shall not be required to exercise any given Option. Evaxion acknowledges and agrees that all Options granted by Evaxion to MSD as set forth herein will be granted by Evaxion exclusively to MSD until the end of the Option Term, and Evaxion shall not (and shall ensure that its Affiliates do not) grant any options (or other rights) to any other Person that would conflict with or are inconsistent with the Option granted to MSD hereunder. During the Option Term, Evaxion will promptly respond to any of MSD’s reasonable request for additional discussions and information that is in Evaxion’s (or its Affiliate’s) Control, in each case relating to a Program or the Program Antigens.

3.6.2       Exercise of Option. On a Program-by-Program basis, at any time during the Option Term, MSD shall have the right, but not the obligation, to exercise the Option for such Program in its sole discretion by delivering written notice of such exercise to Evaxion prior to the end of the Option Term (the “Option Exercise Notice”). Subject to Section 3.6.5, within [****] days following delivery of the Option Exercise Notice, MSD shall pay to Evaxion an amount equal to [****] (the “Option Payment”).

3.6.3       Lapsed Option Eligible Program. If MSD does not exercise its Option for a Program in accordance with this Agreement prior to the end of the Option Term, then (a) such Program shall terminate and (b) this Agreement shall with immediate effect terminate with respect to such Program as well as with respect to any Program Antigens (and Products containing such Program Antigens) under such Program.

3.6.4       No Conflicting Grants for Programs. Commencing on the Effective Date until expiration of the Option Term, Evaxion shall not, and shall cause its Affiliates not to, (a) assign, transfer, convey, encumber (through any liens, charges, security interests, mortgages, or similar actions) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (through lien, charge, security interest, mortgage, or similar action) or dispose of any Evaxion Patent Rights or Evaxion Know-How (or any intellectual property that would otherwise be included in the Evaxion Patent Rights or Evaxion Know-How) related to such Program or any Program Antigens related to such Program (collectively, the “Program Assets”), (b) license or grant to any Person (other than MSD hereunder), or agree to license or grant to any Person (other than MSD hereunder), any rights to any Program Assets if such license or grant would conflict with, or be inconsistent with or prohibit or limit in any respect any of the rights or licenses granted to MSD hereunder, including the Option, or that may be granted to MSD upon exercise of its Option, or (c) disclose any Confidential Information relating to the Program Assets to any Person (other than MSD hereunder) if such disclosure could reasonably be deemed to impair or conflict in any respect with any of the rights or licenses granted to MSD hereunder, including the Option, or that may be granted to MSD upon exercise of its Option. During the period commencing on the Effective Date until expiration of the Option Term, Evaxion shall maintain Control of Program Assets such that the foregoing are unencumbered and available to exclusively license to MSD in accordance with this Agreement.

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3.6.5       Antitrust or Investment Control Clearance for Exercise of Option. Notwithstanding anything to the contrary herein, if MSD exercises its Option with respect to a given Program (pursuant to this Section 3.6), then (a) the exclusive licenses granted to MSD hereunder with respect to such Program (and the Program Antigens and Products therefrom), as applicable, shall not be effective until all antitrust or investment control clearances are obtained, if any is required for the grant of such licenses, as reasonably determined by MSD, and (b) no Option Payment, if any, shall be payable with respect to such Program unless and until all antitrust and investment control clearances in the foregoing clause (a) have been obtained. In furtherance of the foregoing, if MSD determines that any such antitrust or investment control clearance is required in a given country, then MSD shall notify Evaxion thereof and thereafter (i) the Parties shall cooperate in good faith to submit such filings to the relevant governmental authorities in the applicable country, as determined by MSD, to obtain the required clearances, including preparing and submitting any communications to, and attending meetings with, the relevant governmental authorities in connection therewith; provided, however, that the foregoing shall not require MSD (or its Affiliates) to (x) offer, negotiate, commit to or effect, by consent decree, hold separate order, trust or otherwise, the sale, divestiture, license or other disposition of any capital stock, assets, rights, products or businesses of MSD or its Affiliates, (y) agree to any restrictions on the businesses of MSD or its Affiliates, or (z) pay any amount or take any other action to prevent, effect the dissolution of, vacate or lift any decree, order, judgment, injunction, temporary restraining order, or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying such license, (ii) Evaxion shall reasonably cooperate and consult with MSD in connection therewith, including in connection with any request, investigation, inquiry or other action by a governmental authority related to such antitrust or investment control clearance; provided that Evaxion shall not make any submissions to any governmental authorities in connection therewith without the prior written approval of MSD (such approval not to be unreasonably withheld, conditioned or delayed) and (iii) once such clearances are obtained referenced in clause (i), the applicable exclusive licenses shall automatically be deemed included and effective (provided that MSD pays the applicable Option Payment). As between the Parties, MSD shall have final decision-making authority with respect to any such filings, including with respect to any amendments to any such filings, or to withdraw and refile. Each Party shall be responsible for paying its own costs and expenses (including legal and consultant fees) incurred in connection with such filings; provided that MSD shall be responsible for paying the filings fees incurred by Evaxion in connection with any such filings. Notwithstanding the foregoing, in the event that such clearances are not obtained within [****] after submission for such clearances, then MSD shall have the right (but not the obligation), in its discretion, by providing written notice to Evaxion at any time thereafter, to revoke the exercise of the Option for such Program, and in such case, it shall be as if MSD did not exercise such Option with respect to the applicable Program hereunder.

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Article 4

LICENSE GRANTS

4.1           License Grants to MSD.

4.1.1       Program License. Subject to the terms and on the conditions of this Agreement and during the Option Term, Evaxion (on behalf of itself and its Affiliates) hereby grants to MSD a non-exclusive right and license under the Evaxion Patent Rights and Evaxion Know-How, and Evaxion’s (and its Affiliates’) rights in and to any Joint Patent Rights and Joint Inventions, with the right to grant and authorize sublicenses (through multiple tiers), to (a) conduct Program Activities and (b) perform all acts as is necessary or useful for MSD to evaluate and determine whether to exercise the Option.

4.1.2       Program Antigens and Products. Subject to the terms and on the conditions of this Agreement, in the event that MSD exercises the Option, Evaxion (on behalf of itself and its Affiliates) hereby grants to MSD and its Affiliates an exclusive (even as to Evaxion and its Affiliates) right and license under the Evaxion Patent Rights and Evaxion Know-How, and Evaxion’s (and its Affiliates’) rights in and to any Joint Patent Rights and Joint Inventions, with the right to grant and authorize sublicenses (through multiple tiers), to Develop, Manufacture, use, Commercialize and Exploit Program Antigens and Products in the Field in the Territory; [****].

4.1.3       Evaxion Platform Technology. [****].

4.2           No Implied Licenses. Except as specifically set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, in any Know-How disclosed to it under this Agreement or under any Patent Rights owned or otherwise controlled (through license or otherwise) by the other Party or its Affiliates.

4.3           No Grant of Inconsistent Rights. Evaxion (and its Affiliates) shall not assign, transfer, convey, dispose of or otherwise grant to any Person (other than the rights granted to MSD hereunder) or otherwise encumber (including through lien, charge, security interest, mortgage, encumbrance or otherwise) (a) any rights or licenses to any Evaxion Know-How, Evaxion Patent Rights, Joint Inventions or Joint Patent Rights (or any rights to any intellectual property necessary or reasonably useful for the Exploitation of Program Antigens or Products that would otherwise be included in the Evaxion Know-How, Evaxion Patent Rights, Joint Inventions or Joint Patent Rights), in any manner that is inconsistent with or would otherwise interfere with the grant of the rights or licenses to MSD hereunder, or (b) any rights to any Program Antigens or Products. Without limiting the foregoing, during the Term, (i) Evaxion (and its Affiliates) shall not use (and shall not grant to any Third Party the right to use) any Program Antigens or Products for any purposes (including the Development, Manufacturing or Commercialization thereof), except for Evaxion’s performance of the Evaluation Activities to be performed by or on behalf of Evaxion under an Evaluation Plan in accordance with this Agreement and (ii) except as otherwise expressly directed by MSD in writing, Evaxion (and its Affiliates) shall not provide or otherwise transfer to any Third Parties any Evaxion Know-How, including any physical embodiments of such Know-How, for use in connection with any Program Antigen or Product. Any purported assignment, transfer, conveyance or grant from Evaxion to any Person or encumbrance not in accordance with this Section 4.3 shall be void ab initio; [****].

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CONFIDENTIAL EXECUTION VERSION

4.4           Exclusivity. During the Term, Evaxion shall not (and shall ensure that its Affiliates do not), anywhere in the world, [****].

4.5           Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Evaxion (or any of its Affiliates) are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code (the “Bankruptcy Code”) or any analogous provisions in any other country or jurisdiction, licenses of right to “intellectual property” as defined under Section 101 of the Bankruptcy Code. The Parties agree that MSD, as licensee of such rights under this Agreement, shall retain and may fully exercise all of their rights and elections under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Evaxion under the Bankruptcy Code or any analogous provisions in any other country or jurisdiction, MSD shall be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property and all embodiments of such intellectual property, which, if not already in MSD’s possession, shall be promptly delivered to it (a) upon any such commencement of a bankruptcy proceeding upon MSD’s written request therefor, unless Evaxion elects to continue to perform all of its obligations under this Agreement, or (b) if not delivered under clause (a) above, following the rejection of this Agreement by or on behalf of Evaxion upon written request therefor by MSD.

4.6           Upstream Agreements.

4.6.1       To the extent any Foreground IP (as defined in the [****]Agreement) was created, developed, generated or conceived under the [****]Agreement, Evaxion represents, warrants and covenants to MSD that to the extent any such Foreground IP is necessary or reasonably useful to Develop, Manufacture, Commercialize and otherwise Exploit any Program Antigen or Product, Evaxion has the right and ability to grant such licenses to MSD in accordance with Section 4.1. To the extent Evaxion has to obtain any right or license from [****]in order to grant such licenses to MSD hereunder, Evaxion shall, at its cost and expense, obtain such rights and licenses from [****].

4.6.2       To the extent any Research Results (as defined in the [****] Letter Agreement) were created, developed, generated or conceived under the [****] Agreements, Evaxion represents, warrants and covenants to MSD that to the extent any such Research Results are necessary or reasonably useful to Develop, Manufacture, Commercialize and otherwise Exploit any Program Antigen or Product, Evaxion has the right and ability to grant such licenses to MSD in accordance with Section 4.1. To the extent Evaxion has to obtain any right or license from [****] or any other party to a [****] Agreement in order to grant such licenses to MSD hereunder, at Merck’s request, Evaxion shall, at its cost and expense, obtain such rights and licenses from [****] or such other party.

4.6.3       Other than any Research Results (as defined in the [****] Letter Agreement) created, developed, generated or conceived under any [****] Agreements, Evaxion represents, warrants and covenants to MSD that no other Know-How, Patent Rights or other intellectual property rights were created, developed, generated or conceived under the [****] Agreements, and that, other than the right to use Research Results (as defined in the [****] Letter Agreement) documented in the [****] Letter Agreement, no right or license from [****] or any other party to a [****] Agreement under any Know-How, Patent Rights or other intellectual property right is needed to fully effectuate the license granted from Evaxion to MSD in accordance with Section 4.1 for the Development, Manufacture, Commercialization and other Exploitation of any Program Antigen or Product.

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Article 5

Development, manufacturing and commercialization

5.1           Development. If MSD exercises the Option for a given Program or both Programs, MSD (itself or through its Affiliates or Third Parties) shall have the sole right to Develop (and shall have sole decision-making authority with respect to the Development of) Program Antigens and Products. [****] .

5.2           Regulatory Matters.

5.2.1       In the event that MSD determines that any Regulatory Filings for any Program Antigens or Products are required for any activities hereunder, including INDs, NDAs and other Regulatory Approvals (as applicable), then MSD (or its Affiliate or Third Party designee) shall have the sole right to prepare, seek and obtain (and shall have sole decision-making authority with respect to preparing, seeking and obtaining) such Regulatory Filings or Regulatory Approvals (in its or its Affiliate’s or Third Party designee’s name). For clarity, Evaxion shall not make any Regulatory Filings related to any Program Antigens or Products or interact with any Regulatory Authorities with respect to any Program Antigens or Product; provided that, at the reasonable request of MSD, Evaxion shall assist MSD with preparing, seeking and obtaining Regulatory Filings and Regulatory Approvals in connection with Program Antigens and Products (including providing data and documentation, and also interacting with Regulatory Authorities as and to the extent requested by MSD in writing). Notwithstanding the foregoing, if Evaxion is required to interact or communicate with a Regulatory Authority with respect to its Evaluation Activities with respect to a given Program under the Evaluation Plan it shall do so only in consultation with MSD.

5.2.2       Subject to the terms and on the conditions of this Agreement, Evaxion (on behalf of itself and its Affiliates) hereby grants to MSD (and its Affiliates and sublicensees) a Right of Reference to any INDs, NDAs and other Regulatory Filings of Evaxion (or its Affiliate) for any Antigen product to the extent necessary or reasonably useful for MSD’s (or any of its Affiliates’ or sublicensees’) submission, approval or maintenance of Regulatory Approvals (or filings therefor) for any Program Antigen or Product in the Field for the Territory, and in furtherance thereof, at the reasonable request of MSD, Evaxion shall provide to MSD a cross-reference letter or similar communication to the applicable Regulatory Authority or other applicable documentation to effectuate or support such Right of Reference. As used herein, “Right of Reference” means the right to cross reference, incorporate by reference or rely upon any regulatory documentation or information previously submitted to a Regulatory Authority for the purpose of submitting, supporting, obtaining or maintaining INDs, NDAs and other Regulatory Filings, including a “right of reference or use” as that term is defined in 21 C.F.R. §314.3(b) and incorporation of information by reference as described in 21 C.F.R. §312.23(b) in the United States, and any equivalents thereof outside the United States.

5.3           Manufacturing.

5.3.1       If MSD exercises the Option, MSD (itself or through its Affiliates or Third Parties) shall have the sole right to Manufacture or have Manufactured (and shall have sole decision-making authority with respect to Manufacturing or having Manufactured) Program Antigens and Products.

5.3.2       At the end of the Program Term and in the event MSD exercises the Option for a given Program, Evaxion shall, at MSD’s request, transfer, assign and deliver to MSD any inventory of Program Antigens and Products, or components thereof, in Evaxion’s (or its Affiliate’s or its Third Party contract manufacturer’s) inventory, at no cost. Evaxion shall provide to MSD, prior to the delivery of the foregoing inventory to MSD, reasonable supporting documentation that is in Evaxion’s Control with respect to such inventory, including batch records, release records and other documentation demonstrating the quality and compliance of such inventory, and any identified deficiencies, and if any deficiencies are identified.

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5.4           Commercialization. If MSD exercises the Option, MSD (itself or through its Affiliates or Third Parties) shall have the sole right to Commercialize and otherwise Exploit (and shall have sole decision-making authority with respect to the Commercialization and other Exploitation of) Program Antigens and Products. [****]. In furtherance of the foregoing, MSD shall promptly notify Evaxion of the date of First Commercial Sale of each Product in the Territory. Without limiting the generality of the provisions of this Section 5.4, MSD (and its Affiliates), either itself or with or through Third Party(ies), shall have the sole right to (and shall have sole decision-making authority with respect to), and shall control all aspects of, (a) handling all returns, recalls, order processing, invoicing and collection, distribution, inventory and receivables arising from sales to Third Parties, in each case, with respect to the Products, (b) booking of sales of Products, (c) establishing and modifying the terms and conditions with respect to the sale of the Products, including any terms and conditions relating to the price (including discounts) at which the Products will be sold, and (d) determining which trademarks to use in connection with the Products.

5.5           Technology Transfer. In the event MSD exercises the Option, and in the event a technology transfer is reasonably requested by MSD, Evaxion shall (and shall cause its Affiliate to), at its costs, reasonably cooperate with MSD (and its designees) and provide reasonable assistance and technology transfers to MSD (and its designees) to enable MSD (and its designees) to Develop, Manufacture, Commercialize and otherwise Exploit Program Antigens and Products, as and to the extent reasonably requested by MSD from time-to-time, including (a) disclosing to MSD (and its designees) in English (including by providing electronic copies thereof, as applicable) such Evaxion Know-How that is necessary or reasonably useful for MSD to Exploit the Program Antigens and Products, (b) conducting technology transfers to MSD (and its designees), in each case with respect to the Evaxion Know-How, (c) providing MSD (and its designees) reasonable assistance with respect to Development (including regulatory) matters related to Program Antigens and Products and (d) providing MSD (and its designees) with reasonable access by teleconference or in person (as requested by MSD) to Evaxion personnel (and personnel of its Affiliates and Third Party contractors) to assist MSD (and its designees) with, and answer questions related to, Program Antigens and Products and the Exploitation thereof.

Article 6
CONFIDENTIALITY AND PUBLICATION

6.1           Nondisclosure Obligation. All Confidential Information disclosed by one Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) hereunder shall be maintained in confidence by the Receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein (including to exercise the rights and licenses granted to such Party hereunder) without the prior written consent of the Disclosing Party, except to the extent that such Confidential Information:

6.1.1       is known by the Receiving Party at the time of its receipt, and not through a prior disclosure by the Disclosing Party, as documented by the Receiving Party’s business records;

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6.1.2       is in the public domain by use or publication before its receipt from the Disclosing Party, or thereafter enters the public domain through no fault of the Receiving Party;

6.1.3       is subsequently disclosed to the Receiving Party on a non-confidential basis by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the Disclosing Party; or

6.1.4       is developed by the Receiving Party independently of, and without use of or reference to, the Confidential Information received from the Disclosing Party, as documented by the Receiving Party’s business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the Receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

6.2           Permitted Disclosures. Notwithstanding Section 6.1, a Receiving Party shall be permitted to disclose Confidential Information of the Disclosing Party, if such Confidential Information:

6.2.1       is disclosed by or on behalf of the Receiving Party (or its Affiliates) to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct Clinical Trials or to Commercialize Product under this Agreement, in each case, in accordance with this Agreement, but such disclosure may be only to the extent reasonably necessary for such purpose, and provided that reasonable steps are taken to ensure confidential treatment of such Confidential Information (if available);

6.2.2       is disclosed by or on behalf of the Receiving Party (or its Affiliates) to Affiliates, licensees, sublicensees, agent(s), consultant(s), or other Third Parties for any and all purposes the receiving Party or its Affiliates deem necessary or advisable in the course of conducting activities in accordance with this Agreement (including (a) the exercise of licenses granted to the Receiving Party or its Affiliates hereunder, (b) engaging in transactions with potential Third Party collaborators, licensees or service providers in connection with the Development, Manufacture, Commercialization or Exploitation of Program Antigens and Products pursuant to this Agreement or (c) other transferees of rights or obligations hereunder) on the condition that such Third Parties agree to be bound by confidentiality and non-use obligations that substantially are no less stringent than those confidentiality and non-use provisions contained in this Agreement (but of shorter (but in all cases reasonable) duration if customary and reasonable under the circumstances); or

6.2.3       is deemed necessary by counsel to the Receiving Party (or its Affiliates) to be disclosed to such Party’s attorneys, independent accountants or financial advisors for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the Receiving Party (or its Affiliates), on the condition that such attorneys, independent accountants and financial advisors agree to be bound by confidentiality and non-use obligations that are no less stringent than those confidentiality and non-use provisions contained in this Agreement (or, with respect to attorneys, are otherwise under professional codes of conduct giving rise to expectations of confidentiality and non-use).

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CONFIDENTIAL EXECUTION VERSION

In addition, if a Receiving Party (or its Affiliate) is required by judicial or administrative process (including a request for discovery received in an arbitration or litigation proceeding), or Applicable Law or rules of a securities exchange on which a Receiving Party’s (or its Affiliate’s) securities are listed or traded, to disclose Confidential Information that is subject to the non-disclosure provisions of Section 6.1, such Party may make such disclosure provided that it shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations, where practicable. Confidential Information that is disclosed by judicial or administrative process, or through operation of Applicable Law or rules of a securities exchange shall remain otherwise subject to the confidentiality and non-use provisions of Section 6.1 unless released into the public domain through such process or operation of Applicable Law or rules, and the Party disclosing Confidential Information pursuant to law or court order shall pursue steps as may be reasonably available, including obtaining an order of confidentiality and ensuring that such disclosure is limited to that which is required under Applicable Law or court order (or taking such other steps as reasonably agreed to by the Parties), to ensure the continued confidential treatment of such Confidential Information.

6.3           Program Specific Confidential Information. [****].

6.4           Evaxion Platform Technology. Subject to Section 6.3, the Parties agree and acknowledge that all Evaxion Platform Technology and Evaxion Platform Inventions are the Confidential Information of Evaxion.

6.5           Terms of Agreement. Notwithstanding anything herein to the contrary, neither Party nor its Affiliates shall disclose any terms or conditions of this Agreement to any Third Party without the prior consent of the other Party, except as follows: A Party and its Affiliates may disclose the terms or conditions of this Agreement (but not any other Confidential Information, which may be disclosed only as described elsewhere in this Article 6), (a) on a need-to-know basis to its legal and financial advisors to the extent such disclosure is reasonably necessary; provided that such advisors are bound by written agreements providing for confidentiality and non-use obligations (or, with respect to attorneys, are otherwise under professional codes of conduct giving rise to expectations of confidentiality and non-use), in each case, that are substantially no less stringent than those confidentiality and non-use provisions contained in this Agreement; (b) (i) to a bona fide potential or actual Third Party future investor or acquiror in connection with a potential or actual (1) financing, merger, consolidation or similar transaction by such Party or its Affiliates, or (2) sale of all or substantially all of the assets of such Party or its Affiliates to which this Agreement relates, or a Change of Control of such Party or (ii) in the case of MSD, to a bona fide potential or actual sublicensee; provided that, in each case, the disclosing Party shall ensure that such Third Party is bound by confidentiality and non-use obligations with respect to Confidential Information of the other Party that are substantially no less stringent than those contained in this Agreement (but of shorter (but in all cases reasonable) duration if customary and reasonable under the circumstances); provided further that, with respect to Evaxion as the Party disclosing such information to a Third Party pursuant to this clause (b), Evaxion shall not disclose any Program Specific Confidential Information or Confidential Information of MSD without the prior written consent of MSD; (c) to the United States Securities and Exchange Commission or any other securities exchange or governmental authority, including as required to make an initial or subsequent public offering; or (d) as otherwise required by Applicable Law; provided that in the case of (c) and (d) the disclosing Party shall (x) submit the proposed disclosure in writing to the other Party at least [****] Business Days prior to the anticipated date of disclosure (unless such shorter period is reasonably necessary to comply with Applicable Law) so as to provide a reasonable opportunity to comment on any such required disclosure, (y) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain, confidential treatment or a protective order with respect to any such disclosure to the extent available, and (z) use good faith efforts to incorporate the comments of such other Party in any such disclosure or request for confidential treatment or protective order, and if disclosure of the terms of this Agreement is required by Applicable Law or the rules of any securities exchange or market on which a Party’s (or its Affiliate’s) securities are listed or traded, the Parties shall agree on a redacted version of this Agreement to be so disclosed; provided, however, that in the event the Parties cannot agree on such a redacted version of the Agreement, the disclosing Party shall have the right to disclose such terms of this Agreement as such Party’s counsel determines is necessary to comply with Applicable Law or the rules of any securities exchange or market on which such Party’s securities are listed or traded.

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CONFIDENTIAL EXECUTION VERSION

6.6           Publication. MSD shall have the sole right to make any publication with respect to any Program (including any results generated therein), Program Antigen or Product, and Evaxion (and its Affiliates) shall not make any publications with respect to any Program, Program Antigen or Product unless otherwise approved by MSD in writing; provided that, in the event that MSD does not exercise its Option with respect to a particular Program, then following the Option Term, Evaxion shall have the sole right to publish with respect Program Antigens and Products from such Program; provided that prior to any such publication by Evaxion, Evaxion shall provide a draft of such publication to MSD for MSD’s prior written approval for MSD to confirm such proposed publication does not contain any Confidential Information of MSD or any MSD Inventions. MSD will comply with standard academic practice regarding authorship of scientific publications and recognition of contribution of Evaxion in any publication, where applicable.

6.7           Clinical Trial Registration. If MSD exercises the Option, MSD shall have the right and responsibility to register clinical trials and publish the results or summaries of results of any clinical trials conducted hereunder with respect to any Program Antigen or Product on clinicaltrials.gov or other similar registry.

6.8           Publicity/Use of Names. The Parties have mutually agreed on the press release with respect to this Agreement, a copy of which is set forth in Schedule 6.8. Except for the initial press release, Evaxion shall not make any disclosure of the existence or the terms, of this Agreement or other press release related to this Agreement or the activities hereunder, and shall not use the name, trademark, trade name or logo of MSD, its Affiliates or their respective employee(s) in any publicity, promotion, news release or disclosure relating to this Agreement or its subject matter, without the prior express written permission of MSD, except as may be expressly provided in this Article 6; provided, however, the Parties recognize that each Party may from time-to-time desire to issue additional press releases and make other public statements or disclosures regarding the subject matter of this Agreement, and hereby agree that such publication shall be permitted without the other Party’s consent, to the extent that such additional releases or statements do not contain information beyond that included in the press release attached as Schedule 6.8 or in subsequent press releases approved in writing by both Parties. In addition, MSD shall have the right to issue subsequent press releases with respect to this Agreement and the activities hereunder; provided that, to the extent practical, if such press release relates to this Agreement generally (but not with respect to any particular Products or activities hereunder), MSD shall provide a copy of such press release to Evaxion prior to issuance thereof and shall consider Evaxion’s comments in good faith to the extent Evaxion provides such comments within [****] Business Days after receipt thereof.

6.9           Remedies. Each Party shall be entitled to seek, in addition to any other right or remedy it may have, at law or in equity, a temporary injunction, without the posting of any bond or other security, enjoining or restraining the other Party from any violation or threatened violation of this Article 6.

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CONFIDENTIAL EXECUTION VERSION

6.10         Existing Confidentiality Agreement. As of the Effective Date, the terms of this Article 6 shall supersede that certain Mutual Confidential Disclosure Agreement by and between Evaxion and MSD dated September 4, 2023 (the “Existing Confidentiality Agreement”), and this Article 6 shall apply to any confidential information disclosed by a Party (or its Affiliate) under the Existing Confidentiality Agreement.

Article 7
FINANCIAL PROVISIONS

7.1           Upfront Payment. In consideration for the licenses and other rights granted to MSD hereunder, upon the terms and conditions contained herein, within [****] days following the Effective Date, MSD shall pay to Evaxion a one-time upfront payment in the amount of [****].

7.2           Milestone Payments.

7.2.1       Development Milestones. Subject to the terms of this Section 7.2 (and subject further to the other terms and conditions of this Agreement), following the exercise of the Option by MSD, on a Program-by-Program basis, MSD will notify Evaxion within [****] days following the first achievement by or on behalf of MSD under this Agreement of each milestone event described below in this Section 7.2.1 (each, a “Development Milestone Event”) with respect to the first Product from a Program to achieve such milestone event under this Agreement, and MSD shall thereafter pay the applicable amounts set forth below associated with the applicable milestone event (each, a “Development Milestone Payment”) in accordance with Section 7.2.1(a):

Development Milestone Events	Development Milestone Payment
	[****]Product*	[****]Product*
[****]	$[****]	$[****]
[****]	$[****]	$[****]
[****]	$[****]	$[****]
[****]	$[****]	$[****]
[****]	$[****]	$[****]
[****]	$[****]	$[****]

*[****].

(a)            Development Milestone Payments per Program. Subject to the paragraph below the table in Section 7.2.1, each Development Milestone Payment in this Section 7.2 shall be payable only upon the first achievement of the corresponding Development Milestone Event by a Product in an applicable Program and no amounts shall be due for subsequent or repeated achievements of any Development Milestone Events within the same Program, whether for the same or a different Product within the same Program regardless of the number of Products developed under such Program to achieve such event. If a Product within a Program fails to reach a specified Development Milestone Event and a second Product within the same Program reaches that new milestone event, the corresponding Development Milestone Payment will be payable upon the second Product reaching such Development Milestone Event. For the avoidance of doubt, the maximum amount payable by MSD to Evaxion pursuant to this Section 7.2.1 shall be [****].

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CONFIDENTIAL EXECUTION VERSION

(b)            Invoice and Payment of Development Milestone Payments. Within [****] days following receipt of notification by MSD to Evaxion that MSD has achieved the applicable milestone event triggering a Development Milestone Payment hereunder, Evaxion shall invoice MSD for the applicable Development Milestone Payment, and MSD shall pay such Development Milestone Payment to Evaxion within [****] days after receipt of the invoice therefor.

7.2.2       Sales Milestones. Subject to the terms of this Section 7.2 (and subject further to the other terms and conditions of this Agreement), following the exercise of the Option by MSD, on a Product-by-Product basis, MSD will notify Evaxion within [****] days after the end of the [****] during which a given milestone event described below in this Section 7.2.2 (each, a “Sale Milestone Event” and together with any Development Milestone Event, each, a “Milestone Event”) was first achieved by or on behalf of MSD under this Agreement with respect to such Product to achieve such milestone event under this Agreement, and MSD shall thereafter pay the applicable amounts set forth below associated with the applicable milestone event in accordance with Section 7.2.2(a) (each, a “Sales Milestone Payment” and together with any Development Milestone Payment, each, a “Milestone Payment”):

Sales Milestone Events	Sales Milestone Payment
	[****]Product	[****]Product
First achievement of annual Net Sales by MSD or its Related Parties (collectively) in any single Calendar Year exceeding [****]	$[****]	$[****]
First achievement of annual Net Sales by MSD or its Related Parties (collectively) in any single Calendar Year exceeding [****]	$[****]	$[****]
First achievement of annual Net Sales by MSD or its Related Parties (collectively) in any single Calendar Year exceeding [****]	$[****]	$[****]

(a)            Sales Milestone Payments per Product. Each Sales Milestone Payment in this Section 7.2 shall be payable only upon the first achievement of the corresponding Sales Milestone Event by such Product and no amounts shall be due for subsequent or repeated achievements of any Sales Milestone Events for the same Product regardless of the number of times such Product achieves such event.

(b)            Invoice and Payment of Sales Milestone Payments. Within [****] days following receipt of notification by MSD to Evaxion that MSD has achieved the applicable milestone event triggering a Sales Milestone Payment hereunder, Evaxion shall invoice MSD for the applicable Sales Milestone Payment, and MSD shall pay such Sales Milestone Payment to Evaxion within [****] days after receipt of the invoice therefor.

7.3           Calculation and Payment of Royalties on Products. Subject to the terms and conditions of this Section 7.3 (and subject further to the other terms and conditions of this Agreement), MSD shall pay to Evaxion royalties on Net Sales of each Product for the Territory (“Royalties”), calculated on a Product-by-Product basis during the Royalty Term (determined on a country-by-country basis) for such Product in such country, as set forth in this Section 7.3:

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CONFIDENTIAL EXECUTION VERSION

7.3.1       Royalty Rates. Subject to the remaining provisions of this Section 7.3 (and subject further to the other terms and conditions of this Agreement), the Royalties shall be payable at a royalty rate equal to the following portions of Net Sales of the applicable Product in the Field in the Territory in a given Calendar Year during the applicable Royalty Term (on a country-by-county basis) for such Product multiplied by the applicable royalty rate set forth below for such portion of Net Sales. For clarity, the Royalties (and royalty tiers) shall be calculated separately on a Product-by-Product basis.

Annual Net Sales of a given Product in a given Calendar Year	Royalty Rate
Portion of annual Net Sales by MSD or its Related Parties of a given Product in a given Calendar Year above [****] up to and including [****]	[****] %
Portion of annual Net Sales by MSD or its Related Parties of a given Product in a given Calendar Year above [****] up to and including [****]	[****] %
Portion of annual Net Sales by MSD or its Related Parties of a given Product in a given Calendar Year above [****]	[****] %

The applicable royalty rates set forth in the table above will apply only to that portion of the Net Sales of the applicable Product during a given Calendar Year that falls within the indicated range. For clarity, (a) if no royalty is payable on a given unit of Product (e.g., following the Royalty Term for a given Product in a given country), then the Net Sales of such unit of Product shall not be included for purposes of determining the royalties or royalty tiers, and (b) Net Sales of a given Product will not be combined with Net Sales of any other Product for purposes of determining the royalties or royalty tiers (even if such Products are from the same Program).

7.3.2       Royalty Reductions.

(a)            No Valid Claim Royalty Reductions. On a Product-by-Product basis, notwithstanding the provisions of Section 7.3.1, in countries where the sale of the applicable Product would not infringe a Valid Claim in such country of sale, then the royalty rates in Section 7.3.1 shall be reduced to [****] of the applicable royalty rate otherwise determined according to Section 7.3.1.

(b)            Compulsory Licenses for Products. If a compulsory license is granted to a Third Party with respect to Product in any country in the Territory with a royalty rate lower than the royalty rate provided by Section 7.3.1 or 7.3.2(a), as applicable, then the royalty rate to be paid by MSD on Net Sales for such Product in that country under Section 7.3.1 or 7.3.2(a), as applicable, shall be reduced to [****].

(c)            Royalty Offset for Third Party Payments. If MSD (or any of its Related Parties) obtains a right or license under intellectual property of a Third Party (whether prior to, on or after, the Effective Date), where the research, development, making, using, selling, offering for sale, or importing of any Product (or any Program Antigen contained in such Product) by or on behalf of MSD (or any of its Related Parties), or access to such intellectual property by MSD (or any of its Related Parties) for use in connection with a Product (or any Program Antigen contained in such Product), in each case, would result in a payment to such Third Party, then MSD may deduct from the royalty payments that would otherwise have been due under this Section 7.3 with respect to Net Sales [****], an amount equal to [****] of the amount of any payments (including payments for obtaining such right or license, royalties, milestones and any other amounts) paid by MSD (or any of its Related Parties) to such Third Party for such right or license (or the exercise thereof) during [****]; provided, however, that, in no event shall the aggregate royalties otherwise payable on Net Sales for Products pursuant to Section 7.3.1 or 7.3.2(a), as applicable, be reduced by this Section 7.3.2(c) by more than [****] in [****]; provided further that if MSD is not able to fully recover such [****] of the amounts paid by MSD (or any of its Related Parties) as a result of the foregoing restriction, then MSD shall be entitled to carry forward such right of offset to [****]with respect to such excess amount and continue applying such offset [****]thereafter until fully utilized.

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CONFIDENTIAL EXECUTION VERSION

(d)            Biosimilar Product. If there is a commercial sale of [****] or more Biosimilar Products of such Product by a Third Party or Third Parties in such country, then the royalty rate at which MSD is required to pay Evaxion on the Net Sales of such Product in such country shall be reduced by [****]; provided that if sales of such Biosimilar Product(s) represent at least [****] of total sales in such country on a unit basis (as measured against the total sales of the Product and its Biosimilar Product(s) in such country), then the royalty rate payable by MSD with respect to Net Sales of the Product in such country shall be reduced by [****].

(e)            Selected Drug. If, during the Royalty Term for a Product, such Product is designated as a selected drug that is negotiation eligible from the 50 Part B drugs and 50 Part D drugs with the highest Medicare program expenditures over the preceding twelve (12) months period by the Secretary of the U.S. Department of Health and Human Services pursuant to the Inflation Reduction Act of 2022 or analogous legislation enabling the U.S. government to negotiate drug prices (“Selected Drug”), and MSD is required to negotiate, and is ultimately subject to, a maximum fair price that will apply to sales of such Product, then the applicable royalty rates set forth in Section 7.3.1 or Section 7.3.2(a), as applicable, payable to Evaxion for the Net Sales of such Product in the United States shall be reduced by [****] from the date the Selected Drug becomes subject to the maximum fair price.

7.3.3       Royalty Term. Royalties on each Product shall commence upon the First Commercial Sale of such Product in a given country of sale in the Territory and shall continue on a Product-by-Product and country-by-country basis until the later of (a) the expiration of the last-to-expire Valid Claim in such country of sale that would be infringed by the sale of such Product in such country and (b) the [****] anniversary of the First Commercial Sale of such Product in such country (the “Royalty Term”). Following expiration of the applicable Royalty Term for a given Product in a given country, as applicable, no further royalties will be payable in respect of sales of such Product in such country and thereafter the licenses and Rights of Reference granted to MSD hereunder with respect to such Product (and the Program Antigens therein) in such country (including pursuant to Section 4.1 and Section 5.2.2) will automatically become royalty-free, fully paid-up, perpetual and irrevocable.

7.3.4       Royalty Conditions for Products. All royalties are subject to the following conditions: (a) only [****] royalty shall be due with respect to the same unit of Product; (b) no royalties shall be due upon the sale or other transfer among MSD or its Related Parties, but in such cases the royalty shall be due and calculated upon MSD’s or its Related Party’s Net Sales to the first independent Third Party; and (c) no royalties shall accrue on the disposition of Product by MSD or its Related Parties for test marketing, sampling, promotional, charitable, compassionate use (or similar programs), donations (for example, to non-profit institutions or government agencies), pre-clinical, clinical or regulatory purposes.

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CONFIDENTIAL EXECUTION VERSION

7.3.5       Reports; Payment of Royalty. [****].

7.3.6       Royalties for Bulk Compound. In cases in which MSD sells bulk compound rather than Product in packaged form to an independent Third Party, the royalty obligations of this Section 7.3 shall be applicable to the bulk compound.

7.4           Evaxion Payments to Third Parties. Notwithstanding anything to the contrary herein, Evaxion shall be solely responsible for all costs and payments of any kind (including all upfront fees, annual payments, milestone payments and royalty payments) arising under any agreements between Evaxion (or any of its Affiliates) and any Third Party which costs or payments arise in connection with, or as a result of, the Development, Manufacture, Commercialization or other Exploitation of any Program Antigen or Product, or the grant or exercise of any rights or licenses to or by MSD (or any of its Related Parties) hereunder.

7.5           Audits.

7.5.1       Upon the written request of Evaxion and not more than [****] in each [****], MSD shall permit an independent certified public accounting firm of nationally recognized standing selected by Evaxion and reasonably acceptable to MSD, at Evaxion’s expense (subject to Section 7.5.2), to have access during normal business hours to such of the records of the audited Party as may be reasonably necessary to verify the accuracy of the Net Sales reports hereunder for any [****]ending not more than months prior to the date of such request. The accounting firm shall disclose to the Parties only whether the reports are correct or incorrect and the amount of any discrepancy. No other information shall be provided to Evaxion.

7.5.2       If such accounting firm correctly identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within [****] days of the date the accounting firm delivers to the Parties such accounting firm’s written report so correctly concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by Evaxion unless such report indicates an underpayment to Evaxion of more than the greater of (a) [****] of amounts actually payable to Evaxion or (b) [****], in which case MSD shall reimburse all reasonable fees incurred by Evaxion to engage such accounting firm for the relevant audit pursuant to this Section 7.5.

7.5.3       Upon the expiration of [****]following the end of [****], the calculation of amounts payable with respect to such [****]shall be binding and conclusive upon Evaxion, and MSD shall be released from any liability or accountability with respect to payments for such [****].

7.5.4       Evaxion shall treat all financial information subject to review under this Section 7.5 in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with MSD obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

7.6           Payment Exchange Rate. All payments to be made by MSD to Evaxion under this Agreement shall be made in United States Dollars and may be paid by check made to the order of Evaxion or bank wire transfer in immediately available funds to such bank account as may be designated in writing by Evaxion from time-to-time. When determining the US Dollar equivalent of foreign denominated sales, the rate of exchange to be used in computing the monthly amount of currency equivalent in United States Dollars shall be made at the monthly rate of exchange utilized by MSD in its worldwide accounting system.

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CONFIDENTIAL EXECUTION VERSION

7.7           Tax Withholding.

7.7.1       Tax Withholding. Evaxion shall be liable for all income and other taxes (including interest) (“Taxes”) imposed upon any payments received by Evaxion under this Agreement. MSD shall be entitled to deduct and withhold from any amounts payable under this Agreement such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law, and in such case, MSD may (a) deduct those taxes from such payment, (b) remit the taxes to the proper taxing authority, and (c) send proof of tax payment to Evaxion following that tax payment. The Parties agrees to reasonably cooperate in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 7.7.1 are reduced in amount to the fullest extent permitted by Applicable Law. Notwithstanding the foregoing, if MSD failed to deduct withholding tax but is still required by Applicable Law to pay withholding tax on account of Evaxion to the tax authorities, Evaxion shall assist MSD with regard to all procedures required in order to obtain reimbursement by the tax authorities or, in case the tax authorities will not reimburse withholding tax to MSD, Evaxion will immediately refund the tax amount.

7.7.2       Tax Documentation. Each Party receiving payments under this Agreement shall provide to the other Party, at the time or times reasonably requested by such other Party or as required by Applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes.

7.7.3       Indirect Taxes. Any consideration due under this Agreement is exclusive of value added tax, sales tax, consumption tax and other similar taxes (“Indirect Taxes”). If any Indirect Taxes will be chargeable on any of the transactions contemplated under this Agreement and are payable to the respective tax authority by the Party making the supply or providing the service for Indirect Tax purposes, upon receipt of a valid invoice in accordance with the applicable Indirect Tax laws from the supplying or service providing Party, the other Party shall pay such Indirect Tax in addition to the consideration otherwise due.

7.8           Payments under Evaluation Agreement. As of the Effective Date, this Article 7 shall supersede and replace Section 5 of the Evaluation Agreement and no further payments shall be due under the Evaluation Agreement. For the avoidance of doubt, if a milestone for which a corresponding payment is due is achieved under the Evaluation Agreement but not paid prior to the Effective Date of this Agreement, the payment corresponding with the achievement of such milestone shall be made in accordance with this Agreement.

Article 8
REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1           Representations and Warranties of Each Party. Each Party represents and warrants to the other Party, as of the Effective Date, that:

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CONFIDENTIAL EXECUTION VERSION

8.1.1       such Party is duly organized and validly existing under the laws of the state or jurisdiction of its organization and has full corporate right, power and authority to enter into this Agreement and to perform its obligations hereunder;

8.1.2       the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the necessary corporate actions of such Party, and this Agreement has been duly executed by such Party;

8.1.3       this Agreement and any other documents contemplated hereby constitute valid and legally binding obligations of such Party enforceable against it in accordance with their respective terms, except to the extent that enforcement of the rights and remedies created thereby is subject to bankruptcy, insolvency, reorganization, moratorium and other similar Applicable Laws of general application affecting the rights and remedies of creditors;

8.1.4       the execution, delivery and performance by such Party of this Agreement and any other agreements and instruments contemplated hereunder will not (a) in any respect violate any statute, regulation, judgment, order, decree or other restriction of any governmental authority to which such Party is subject, (b) violate any provision of the corporate charter, by-laws or other organizational documents of such Party, or (c) conflict with, or constitute a violation or breach by such Party (or any of its Affiliates) of, any provision of any contract, agreement or instrument to which such Party (or any of its Affiliates) is a party or to which such Party may be subject although not a party; and

8.1.5       it has obtained all necessary authorizations, consents and approvals of any governmental authority and any other Person that is required to be obtained by it as of the Effective Date for, or in connection with, the transactions contemplated by this Agreement, or for the performance by it of its obligations under this Agreement (including, in the case of Evaxion, the grant of the rights and licenses (including the Option), and exclusivity covenants to MSD hereunder), except (a) as set forth in Section 3.6.5 and (b) for Regulatory Approvals as may be required to Develop, Manufacture and Commercialize Program Antigens and Products.

8.2           Evaxion Representations and Warranties. Evaxion represents and warrants to MSD (a) as of the Effective Date and (b) as of the date that MSD exercises the Option (provided that, in the case of this clause (b), Evaxion shall have the right to notify MSD in writing of any exceptions to the following representations and warranties in this Section 8.2 specifically with respect to such Program that have arisen after the Effective Date and prior to the exercise of the Option), in each case, that:

8.2.1       no Public Funding was used to conduct any activity in the generation or discovery of any Program Antigens, excluding Evaxion’s loan with the European Investment Bank [****] and the 2021 Innobooster grant from the Danish Government [****];

8.2.2       all Patent Rights that are within the Evaxion Patent Rights are in full force and effect, and, to Evaxion’s knowledge, the issued Evaxion Patent Rights (and upon issuance thereof, the patent applications within the Evaxion Patent Rights) exist and are not invalid or unenforceable, in whole or in part. Evaxion and its Affiliates have duly paid all registration, application, filing, recordation and maintenance fees concerning the Evaxion Patent Rights as they have become due. All pending applications in the Evaxion Patent Rights that are being Prosecuted by Evaxion (and to Evaxion’s knowledge, all other pending applications in the Evaxion Patent Rights that are not being Prosecuted by Evaxion) are being diligently Prosecuted in the applicable patent offices in the countries where they have been filed;

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CONFIDENTIAL EXECUTION VERSION

8.2.3       it has the full right, power and authority to enter into this Agreement and to perform the activities hereunder; and it has obtained all consents and approvals (except as set forth in Section 3.6.5) from any Person to grant the exclusivity covenants and other rights and licenses (including the Option) to be granted (and purported to be granted) to MSD hereunder;

8.2.4       to Evaxion’s knowledge, no employee, consultant, agent or contractor of Evaxion or any of its Affiliates has any obligation to assign any Patent Rights, Know-How or other intellectual property rights conceived, discovered, invented, made or reduced to practice in the performance of this Agreement to any Third Party;

8.2.5       each employee, consultant, agent and contractor of Evaxion (or any of its Affiliates) is obligated to assign all Patent Rights, Know-How or other intellectual property rights conceived, discovered, invented, made or reduced to practice in the performance under this Agreement to Evaxion;

8.2.6       it and its Affiliates have not (a) assigned, transferred, conveyed or otherwise encumbered its right, title and interest in any Evaxion Patent Rights or Evaxion Know-How, Program Antigens or Products in any manner that would conflict with or limit the rights and licenses (including the Option) granted (or purported to be granted) to MSD hereunder, (b) otherwise granted any rights to any other Person that would conflict with or limit the Option, exclusivity covenants or other rights and licenses granted (or purported to be granted) to MSD hereunder; or (c) to Evaxion’s knowledge, infringed or misappropriated any issued Patent Rights, Know-How or other intellectual property in its research, development, making, using, importing, exporting or otherwise exploiting any Evaxion Platform Technology or any other Evaxion Patent Rights or Evaxion Know-How;

8.2.7       it is the sole and exclusive owner of the Evaxion Patent Rights and Evaxion Know-How, all of which are (and shall be, in the case of Evaxion Inventions) free and clear of any liens, charges and encumbrances, and no other Person has or shall have any claim of ownership whatsoever with respect to the Evaxion Patent Rights or Evaxion Know-How;

8.2.8       to Evaxion’s knowledge, neither (a) the exercise of the rights or licenses (including the Option) granted to MSD hereunder, (b) the practice or use of the Evaxion Platform Technology or other Evaxion Patent Rights or Evaxion Know-How, (c) the performance of the Programs nor (d) the Exploitation of any Program Antigens or Products, in any case of (a), (b), (c) or (d), interferes with or infringes or misappropriates any intellectual property rights possessed (whether by ownership or license) by any Third Party;

8.2.9       there are no claims, judgments, litigations or settlements against or owed by Evaxion (or any of its Affiliates), and, to Evaxion’s knowledge, there are no pending or threatened claims or litigation, relating to the Evaxion Platform Technology or other Evaxion Patent Rights, Evaxion Know-How or Program Antigens;

8.2.10     neither it nor any of its Affiliates has received any written notification from a Third Party that (a) the practice or use of the Evaxion Platform Technology or other Evaxion Patent Rights or Evaxion Know-How, (b) the performance of the Programs or (c) the Exploitation of any Program Antigens or Products infringes or misappropriates the Patent Rights or Know-How owned or otherwise controlled (through license or otherwise) by such Third Party;

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8.2.11     to Evaxion’s knowledge, there is no unauthorized use, infringement or misappropriation of any Evaxion Platform Technology or other Evaxion Patent Rights or Evaxion Know-How;

8.2.12     Schedule 1.47 sets forth a true, correct and complete list of Evaxion Patent Rights and such schedule contains all application numbers and filing dates, registration numbers and dates, jurisdictions and owners;

8.2.13     Evaxion has complied with all Applicable Laws, including any laws involving inventor remuneration, with respect to the Evaxion Platform Technology and any other Evaxion Patent Rights or Evaxion Know-How, including in connection with the filing, prosecution and maintenance of the Evaxion Platform Technology or other the Evaxion Patent Rights or Evaxion Know-How;

8.2.14     the Evaxion Patent Rights and Evaxion Know-How constitute all intellectual property owned or otherwise controlled (through license or otherwise) by Evaxion (or any of its Affiliates) that are necessary or reasonably useful for (or otherwise used by Evaxion or any of its Affiliates in connection with) (a) the practice or use of the Evaxion Platform Technology, or (b) the Exploitation of any Program Antigens or Products;

8.2.15     neither Evaxion nor its Affiliates has employed or used in any capacity in the Development of Evaxion Platform Technology or any Program Antigens or Products, any Person that is debarred under Section 21 U.S.C. 335a or any foreign equivalent thereof;

8.2.16     neither Evaxion nor any of its Affiliates has obtained, or filed, any INDs, NDAs or Regulatory Approvals or any other form of regulatory application for approval of clinical trials, marketing or other purpose, for any Program Antigens or Products;

8.2.17     [****], there are no agreements (including any licenses), written or oral, granting any licenses or other rights to (or from) Evaxion (or any of its Affiliates) with respect to the Exploitation of any Program Antigens or Products;

8.2.18     neither Evaxion nor any of its Affiliates are parties to any agreement (written or oral) relating to, and there are no outstanding proposals for, and Evaxion and its Affiliates have not utilized or otherwise received, any funding from any Public Funding source in connection with (a) the Evaxion Platform Technology or other Evaxion Patent Rights or Evaxion Know-How, or (b) the Exploitation of any Program Antigens or Products, excluding Evaxion’s loan with the European Investment Bank [****] and the 2021 Innobooster grant from the Danish Government [****];

8.2.19     No governmental authority, Public Funding source or academic institution has any right to, or ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties with respect to, or right to impose any requirement or restriction on (including any requirement or restriction regarding the assignment, transfer, grant of licenses or other disposals of) (a) the Evaxion Platform Technology or other Evaxion Patent Rights or Evaxion Know-How (or the practice or use of the Evaxion Platform Technology or other Evaxion Patent Rights or Evaxion Know-How) or (b) any Program Antigens or Products, or the Exploitation thereof;

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8.2.20     neither Evaxion nor any of its Affiliates are parties to any agreement (written or oral) that (a) grants (or could require Evaxion or any of its Affiliates to grant) any Third Party rights under any Program Antigen or Product, except for the Afrigen Agreement, (b) grants to any Third Party any rights (including contractual exclusivity or option rights) that could restrict the Exploitation of any Program Antigens or Products, or the use of any Evaxion Platform Technology or other Evaxion Patent Rights or Evaxion Know-How for use in connection therewith, (c) grants (or could require Evaxion or any of its Affiliates to grant) to any Third Party any rights (including through agreement to retained rights on behalf of such Third Party) under any Evaxion Patent Rights with respect to the Prosecution or enforcement thereof, or other rights with respect thereto, that conflict with, are inconsistent with, or otherwise prohibit or limit in any respect, any of the Prosecution, enforcement or other rights granted to MSD with respect to the Evaxion Patent Rights pursuant to Article 10, or (d) require any amounts to be paid to a Third Party as a result of the Exploitation of any Program Antigens or Products;

8.2.21     Evaxion has disclosed to MSD all material information and data, including any licenses and other material agreements, as well as all material correspondences to/from any Regulatory Authority, relating to (a) the Evaxion Platform Technology, or (b) other Evaxion Patent Rights or Evaxion Know-How, in each case of this clause (b), that may be necessary or reasonably useful in connection with any Program Antigens or Products, or the Exploitation thereof, including (i) all safety or efficacy information related to any of the foregoing, all of which is true, correct and complete and (ii) the subject matter of any patent opinions related to any of the Evaxion Patent Rights or Evaxion Know-How;

8.2.22     pursuant to Brazil Law No. 12,529 of 2011, the resolutions issued thereunder by the Administrative Council of Economic Defence (CADE), and Brazil Interministerial Ordinance No. 994/2012 MJ/M, Evaxion’s “economic group” did not satisfy the applicable Brazilian merger control thresholds in Calendar Year 2024;

8.2.23     in discovering, identifying and generating the Program Antigens, Evaxion has done so in accordance with Applicable Law, including all current governmental regulatory requirements concerning current standards for laboratory activities for pharmaceuticals or biologicals, as set forth in the Act and any regulations or guidance documents promulgated thereunder, as amended from time-to-time, together with any similar standards of good laboratory practice as are required by any Regulatory Authority in the Territory;

8.2.24     Evaxion has not employed or otherwise used in any capacity the services of any person or entity debarred under 21 U.S.C. § 335a in discovering, identifying or generating any Program Antigen. MSD shall have the right, in its sole discretion, to terminate this Agreement immediately in the event of any such debarment;

8.2.25     none of its employees, agents, officers or other members of its management are officials, officers, agents, representatives of any government or international public organization. Evaxion has not made and shall not make any payment, either directly or indirectly, of money or other assets, including the compensation Evaxion derives from this Agreement (hereinafter collectively referred as a “Payment”), to government or political party officials, officials of international public organizations, candidates for public office, or representatives of other businesses or persons acting on behalf of any of the foregoing (hereinafter collectively referred as “Officials”) where such Payment would constitute violation of any law. In addition, regardless of legality, Evaxion shall make no Payment either directly or indirectly to Officials if such Payment is for the purpose of influencing decisions or actions with respect to the subject matter of this Agreement or any other aspect of MSD’s business;

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8.2.26     Evaxion certifies to MSD that as of the Effective Date that Evaxion has screened itself, and its officers, directors and employees against the Exclusions Lists and that it has informed MSD whether Evaxion, or any of its officers or directors has been in Violation. After the execution of this Agreement, Evaxion shall notify MSD in writing immediately if any such Violation occurs or comes to its attention. Evaxion’s breach of this Section 8.2.26 shall be deemed a material breach of this Agreement. MSD may in such case and with immediate effect terminate this Agreement at its sole discretion upon written notice to Evaxion and without prejudice to any other remedies that may be available to MSD. Evaxion shall indemnify and hold MSD and any of its Affiliates harmless from and against any and all liabilities (including all costs and reasonable attorneys’ fees associated with defending against such claims) that may arise by reason of the acts or omissions of Evaxion or its agents or other Third Parties acting on Evaxion’s behalf which would constitute a violation of this Section 8.2.26; and

8.2.27     if animals were used in the discovery, identification or generation of any Program Antigen, Evaxion has complied with the Animal Welfare Act or any other Applicable Law relating to the care and use of laboratory animals.

8.3           Additional Covenants of Evaxion.

8.3.1       Maintenance of Licensed Assets. During the Term, Evaxion shall not and shall cause its Affiliates not to assign, transfer, convey, encumber (including through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, any Evaxion Patent Rights, Evaxion Know-How, Joint Inventions or Joint Patent Rights (or any intellectual property that would otherwise be included in the Evaxion Patent Rights, Evaxion Know-How, Joint Inventions or Joint Patent Rights, as applicable), including any rights to any Program Antigens or Products, in each case, related to such Program or Product, as applicable, to the extent such assignment, transfer, conveyance, encumbrance or disposition would conflict with, be inconsistent with or prohibit or limit in any respect any of the rights or licenses granted (including the Option) to MSD hereunder.

8.3.2       Listing of Additional Evaxion Patent Rights. On or about each anniversary of the Effective Date during the Term, Evaxion shall notify MSD in writing of any additional Patent Rights that fall within the definition in the Evaxion Patent Rights but that are not listed on Schedule 1.47.

8.3.3       No Other Uses. Except for (a) the performance by Evaxion of the Evaluation Activities allocated to it under a Program in accordance with this Agreement and the applicable Evaluation Plan, and (b) as otherwise expressly agreed to by MSD in writing, neither Evaxion nor its Affiliates shall use (and neither shall grant any Third Party the right to use) (i) any Program Antigen or Products for any purposes, or (ii) any Evaxion Patent Rights, Evaxion Know-How, Joint Inventions or Joint Patent Rights in a way that would violate this Agreement or otherwise be inconsistent with the rights and licenses granted to MSD hereunder.

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8.4           DISCLAIMER OF WARRANTIES. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR GRANTS ANY WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER WARRANTIES, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

Article 9
INDEMNIFICATION

9.1           General Indemnification by Evaxion. Evaxion shall indemnify and hold harmless MSD, its Affiliates and their respective directors, officers, employees and agents, and their respective successors and assigns (collectively, the “MSD Indemnified Parties”) from, against and in respect of any and all liabilities, losses, costs and expenses (including reasonable attorneys’ and experts’ fees and costs and expenses), damages, fines, penalties or amounts paid in settlement, in each case, payable to Third Parties (collectively, “Losses”), in each case to the extent resulting from any Action and to the extent such Losses are incurred or suffered by the MSD Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to: (a) any breach of this Agreement by Evaxion or its Affiliates, (b) the gross negligence, willful misconduct or violation of Applicable Law by or of Evaxion, its Affiliates or their respective directors, officers, employees or agents or any of them in connection with this Agreement, or (c) [****]; except, in each case, to the extent caused by the negligence, willful misconduct, or violation of Applicable Law, in connection with this Agreement or breach of this Agreement of or by MSD, its Affiliates or any of the other MSD Indemnified Parties.

9.2           General Indemnification by MSD. MSD shall indemnify and hold harmless Evaxion, its Affiliates and their respective directors, officers, employees and agents, and their respective successors and assigns (collectively, the “Evaxion Indemnified Parties”) from, against and in respect of any and all Losses payable to Third Parties, in each case to the extent resulting from any Action and to the extent such Losses are incurred or suffered by the Evaxion Indemnified Parties or any of them as a result of, arising out of or directly or indirectly relating to: (a) any breach of this Agreement by MSD or its Affiliates, or (b) the gross negligence, willful misconduct or violation of Applicable Law by or of MSD, its Affiliates or their respective directors, officers, employees or agents or any of them in connection with this Agreement; except, in each case, to the extent caused by the negligence, willful misconduct, or violation of Applicable Law, in connection with this Agreement or breach of this Agreement of or by Evaxion, its Affiliates or any of the other Evaxion Indemnified Parties.

9.3           Claims for Indemnification.

9.3.1       A Party seeking indemnification under this Article 9 (an “Indemnified Party”) shall give prompt written notification to the Party from whom indemnification is sought (the “Indemnifying Party”) of the commencement of any Action for which indemnification may be sought or, if earlier, upon the assertion of any such Action by a Third Party (it being understood and agreed, however, that the failure by an Indemnified Party to give notice of an Action as provided in this Section 9.3.1 shall not relieve the Indemnifying Party of its indemnification obligation under this Agreement, except and only to the extent that such Indemnifying Party is actually prejudiced as a result of such failure to give notice).

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9.3.2       Within [****] after delivery of such notification, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of such Action using counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not assume control of such defense, the Indemnified Party shall control such defense. The assumption of a defense by the Indemnifying Party shall not be deemed an admission that the Indemnifying Party has an obligation to defend, indemnify or hold harmless an Indemnified Party from and against any Losses from an Action. If the Indemnifying Party assumes and conducts the defense of an Action as provided above, and if it is ultimately determined pursuant to Section 12.7 that the Indemnifying Party was not obligated to indemnify, defend, or hold harmless an Indemnified Party from and against any Losses from such Action, the Indemnified Party shall reimburse the Indemnifying Party for any and all reasonable and verifiable out-of-pocket costs and expenses (including reasonable attorneys’ and experts’ fees and costs and expenses) incurred by the Indemnifying Party in connection with defending such Action and all other Losses paid by the Indemnifying Party on behalf of the Indemnified Party in connection with such Action.

9.3.3       The Party not controlling such defense may participate therein at its own expense; provided that if the Indemnifying Party assumes control of such defense and the Indemnified Party reasonably concludes, based on advice from counsel, that the Indemnifying Party and the Indemnified Party have conflicting interests with respect to such action, suit, proceeding or claim, the Indemnifying Party shall be responsible for the reasonable fees, costs and expenses of counsel to the Indemnified Party solely in connection therewith; provided, further, however, that in no event shall the Indemnifying Party be responsible for the fees, costs and expenses of more than one counsel in any one jurisdiction for all Indemnified Parties.

9.3.4       The Party controlling such defense shall keep the other Party advised of the status of such Action and the defense thereof and shall consider in good faith recommendations made by the other Party with respect thereto.

9.3.5       The Indemnifying Party shall not settle or compromise any such Action or consent to any judgment in respect thereof without the prior written consent of the Indemnified Party, not to be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnifying Party shall not be required to obtain such consent if the settlement (a) involves only the payment of money and will not result in the Indemnified Party (or other Evaxion Indemnified Parties or MSD Indemnified Parties, as applicable) becoming subject to injunctive or other similar type of relief or additional non-monetary obligations, (b) includes a complete and unconditional release of the Indemnified Party (and the other MSD Indemnified Parties or Evaxion Indemnified Parties, as applicable) from all liability with respect thereto and does not require an admission by the Indemnified Party (or other Evaxion Indemnified Parties or MSD Indemnified Parties, as applicable), and (c) does not adversely affect the rights or licenses granted to the Indemnified Party (or its Affiliate) under this Agreement. The Indemnified Party shall not settle or compromise any such Action or consent to any judgment in respect thereof without the prior written consent of the Indemnifying Party, which it may provide in its sole discretion.

9.3.6       If the Indemnifying Party chooses to defend any Action, the Indemnified Party shall cooperate in the defense thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Action and making employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable and verifiable out-of-pocket costs and expenses in connection therewith.

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9.4           Disclaimer of Liability. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, EACH PARTY ACKNOWLEDGES AND AGREES THAT IN NO EVENT SHALL ANY PARTY OR ANY OF ITS RESPECTIVE AFFILIATES BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL, PUNITIVE, CONSEQUENTIAL OR OTHER SIMILAR DAMAGES SUFFERED BY EVAXION, MSD OR ANY OF THEIR RESPECTIVE AFFILIATES IN CONNECTION WITH THIS AGREEMENT OR OTHERWISE ARISING DIRECTLY OR INDIRECTLY OUT OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER IN CONTRACT, WARRANTY, TORT, NEGLIGENCE, STRICT LIABILITY OR OTHERWISE, INCLUDING LOSS OF PROFITS OR REVENUE (AND, FOR CLARITY, NEITHER PARTY NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE ENTITLED TO RECOVER FOR ANY LOST PROFIT OR LOST REVENUE DAMAGES OF ANY KIND, WHETHER THOSE CLAIMED DAMAGES ARE DIRECT OR INDIRECT); PROVIDED THAT THIS SECTION 9.4 SHALL NOT APPLY WITH RESPECT TO A PARTY’S BREACH OF ITS OBLIGATIONS UNDER SECTIONS 6.1 THROUGH 6.5, EVAXION’S BREACH OF SECTION 4.4, OR A PARTY’S INDEMNIFICATION OBLIGATIONS WITH RESPECT TO LOSSES FROM THIRD PARTY ACTIONS UNDER THIS ARTICLE 9.

Article 10
IP PROVISIONS

10.1         Background Intellectual Property. Except as expressly set forth herein, as between the Parties, each Party is and shall remain the owner of all intellectual property and Confidential Information that it owns as of the Effective Date or that it develops or acquires thereafter pursuant to activities independent of this Agreement.

10.2         Ownership of Inventions. For purposes of determining ownership under this Section 10.2, inventorship shall be determined in accordance with United States patent laws (regardless of where the applicable activities occurred). Notwithstanding the foregoing, the entire right, title and interest in any Inventions shall be determined in accordance with the following terms and conditions:

10.2.1     Evaxion Inventions. Evaxion Inventions shall be owned by Evaxion;

10.2.2     MSD Inventions. MSD Inventions shall be owned by MSD; and

10.2.3     Joint Inventions. Joint Inventions and Joint Patent Rights shall be owned jointly by Evaxion and MSD. Subject to the licenses granted to the other Party under this Agreement and the other terms and conditions of this Agreement, each Party shall have the non-exclusive right to exploit its interest in Joint Inventions and Joint Patent Rights, and to grant licenses under its interest in Joint Inventions and Joint Patent Rights, as it deems appropriate, without the consent of, and without accounting to, the other Party; provided, however, that for clarity, the foregoing joint ownership rights shall not be construed as granting, conveying or creating any license or other rights to the other Party’s intellectual property, unless otherwise expressly set forth in this Agreement; and further provided that, in the event that any Joint Invention is related to a Program Antigen or Product, or a Manufacturing process or use of such Program Antigen or Product or Joint Patent Rights claim or cover a Program Antigen or Product, or a Manufacturing process or use of such Program Antigen or Product, Evaxion shall not grant any license under its interest in such Joint Inventions or Joint Patent Rights to any Third Party without MSD’s prior written consent; and

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10.2.4     Evaxion Platform Inventions. Evaxion shall own all right, title and interest in any Evaxion Platform Inventions. MSD (and its Affiliates) shall, and hereby does, assign all rights worldwide to the Evaxion Platform Inventions to Evaxion; provided that if such assignment is prohibited by Applicable Law, then MSD shall grant, and hereby does grant, to Evaxion, a perpetual, irrevocable, exclusive, worldwide, royalty-free, fully paid-up license, with the right to grant sublicenses through multiple tiers, under such Evaxion Platform Inventions. MSD shall reasonably assist Evaxion in recording and perfecting Evaxion’s rights in and to Evaxion Platform Inventions. Evaxion shall be entitled to record in its own name relevant Evaxion patent applications claiming any Evaxion Platform Invention and to own resultant Evaxion Patent Rights claiming any Evaxion Platform Invention. Evaxion Platform Inventions shall be Confidential Information of Evaxion.

10.2.5     Assistance. In furtherance of the foregoing, each Party shall, upon request by the other, promptly undertake and perform (and cause its Affiliates and its and their respect employees and agents to promptly undertake and perform) such further actions as are reasonably necessary for Evaxion and MSD to, as between the Parties, perfect its title in any such Evaxion Platform Inventions, Joint Inventions and Joint Patent Rights, Evaxion Inventions and MSD Inventions as set forth in Section 10.2, as, and to the extent, applicable, including by causing the execution of any assignments or other legal documentation, and providing the other Party or its patent counsel with reasonable access to any employees or agents who may be inventors of such Evaxion Platform Inventions, Joint Inventions and Joint Patent Rights, Evaxion Inventions and MSD Inventions.

10.2.6     Inventor Remuneration. Evaxion shall comply with all applicable country-specific inventor remuneration laws and regulations associated with Evaxion Patent Rights and Joint Patent Rights when inventor remuneration obligations are triggered by an employee of Evaxion or its Affiliates, or a Third Party acting on behalf of Evaxion or its Affiliates.

10.3         Prosecution of Patent Rights.

10.3.1     Evaxion Platform Patent Rights. Evaxion has the sole right (in its discretion) to Prosecute the Evaxion Platform Patent Rights.

10.3.2     Evaxion Patent Rights (Other than Evaxion Platform Patent Rights). Evaxion shall promptly disclose to MSD in writing the conception, creation, discovery or reduction to practice of Evaxion Inventions related to a Program Antigen or Product to which one or more patent applications may be filed (“Evaxion Program Antigen Invention”). MSD shall have the first right to file patent applications claiming Evaxion Inventions related to Program Antigens or Products. MSD shall give Evaxion an opportunity to review the text of any Evaxion Program Antigen Inventions, before filing, shall consult with Evaxion with respect thereto, and shall supply Evaxion with a copy of the application as filed, together with notice of its filing date and serial number. MSD has the first right to Prosecute in the Territory, upon appropriate consultation with Evaxion, the Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement. MSD shall keep Evaxion advised of the status of the Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement and, upon Evaxion’s request, shall provide advance copies of any papers related to the Prosecution of the Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement. MSD shall promptly give notice to Evaxion of the grant, lapse, revocation, surrender, invalidation or abandonment of any Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement for which MSD is responsible for the Prosecution. MSD shall give notice to Evaxion of any desire to cease Prosecution of Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement on a country-by-country basis in the Territory and, in such case, shall permit Evaxion, in its sole discretion, to continue prosecution or maintenance of such Evaxion Patent Rights (other than Evaxion Platform Patent Rights) in its own name, at Evaxion’s own expense.

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10.3.3     Joint Patent Rights. MSD shall have the first right to Prosecute patents and patent applications claiming Joint Inventions. MSD shall keep Evaxion advised of the status of any actual and prospective patent filings and upon Evaxion’s request, shall provide advance copies of any papers related to the Prosecution of Joint Patent Rights. MSD shall give notice to Evaxion of any desire to cease Prosecution of Joint Patent Rights on a country-by-country basis in the Territory and, in such case, shall permit Evaxion, in its sole discretion, to continue Prosecution of such Joint Patent Rights at its own expense. If Evaxion elects to continue Prosecution of such Joint Patent Rights, MSD shall execute documents in a timely manner as may be reasonably necessary to allow Evaxion to continue such Prosecution.

10.3.4     Patent Term Restoration and Extension. The Parties shall cooperate fully with each other to provide necessary information and assistance, as the other Party may reasonably request, in obtaining patent term extension or supplemental protection certificates or their equivalents in any country in the Territory where applicable to Evaxion Patent Rights (other than Evaxion Platform Patent Rights) and Joint Patent Rights. If elections with respect to obtaining such patent term extension are to be made, MSD shall have the right to make the election and Evaxion agrees to abide by such election.

10.3.5     Unitary Patent Court Opt-Out and Opt-In. MSD shall have the first right to make decisions regarding the opt-out or opt-in under Article 83(4) of the Agreement on a Unified Patent Court between the participating Member States of the European Union, with respect to Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement and Joint Patent Rights, and pay all fees and make all submissions associated with such decisions. Evaxion shall assist MSD in such submissions at MSD’s cost, including providing all necessary documents and making all necessary submissions as a patent owner. If MSD decides not to make a decision with respect to any Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement or Joint Patent Rights, Evaxion shall have the right to make such decision and pay all fees associated therewith.

10.3.6     Other Cooperation. The Parties agree to cooperate fully and provide any information and assistance that either may reasonably request for the Prosecution of Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement and Joint Patent Rights, in accordance with Section 10.3.2 and Section 10.3.3, including the preparation and filing of any terminal disclaimers and other documents required to maximize the protections under Applicable Law for Evaxion Patent Rights (other than Evaxion Platform Patent Rights) and Joint Patent Rights claiming a Program Antigen as a composition of matter. The Parties further agree to take reasonable actions to maximize the protections available under the safe harbor provisions of 35 U.S.C. § 102(c) for U.S. patents and patent applications.

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10.3.7     Filing, Prosecution and Maintenance Expenses. With respect to all Prosecution activities under this Section 10.3, the filing or prosecuting Party shall be responsible for payment of all costs and expenses related to such activities.

10.4         Derivation, Opposition, Reexamination, Reissue, Supplemental Examination, Inter Partes Review and Post-Grant Review Proceedings.

10.4.1     Third Party Initiated Proceedings. Each Party, within [****] of learning of such event, shall inform the other Party of any request for, or filing or declaration of, any derivation proceeding, opposition, reexamination requested by a Third Party, inter partes review, post-grant review or similar contested administrative proceeding involving a Third Party (“Third Party Initiated Proceeding”) relating to Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement or Joint Patent Rights. MSD and Evaxion shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. MSD shall have the first right to control such proceedings with respect to Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement and Joint Patent Rights, and Evaxion shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed.

10.4.2     Party Initiated Proceedings. MSD shall have the first right to initiate a reexamination, supplemental examination, reissue or similar administrative proceeding (“Party Initiated Proceeding”) relating to Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement or Joint Patent Rights. Notwithstanding the foregoing, MSD shall not initiate any such proceeding without the prior written consent of Evaxion, which consent shall not be unreasonably withheld or delayed. Evaxion shall have the right to review and approve any submission to be made in connection with such proceeding, which approval will not be unreasonably withheld or delayed. If there is disagreement regarding whether a reexamination, supplemental examination, reissue or similar administrative proceeding relating to Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement or Joint Patent Rights should be initiated, such disagreement shall be referred to the senior intellectual property officers of the Parties. If these two executives do not, after reasonable good faith efforts, reach agreement, the resolution or course of conduct shall be determined by MSD. If MSD chooses not to initiate a proceeding under this Section 10.4.2, and upon MSD’s written consent, Evaxion shall have the right to initiate such proceedings. The initiating Party shall have the first right to control such proceedings.

10.4.3     Cooperation. In connection with any administrative proceeding under Section 10.4.1 or Section 10.4.2, MSD and Evaxion shall cooperate fully and provide each other with any information or assistance that either may reasonably request. The Parties shall keep each other informed of developments in any such action or proceeding, including the status of any settlement negotiations and the terms of any offer related thereto. For any proceeding not controlled by MSD, Evaxion shall obtain prior approval from MSD of any settlement offer or settlement agreement.

10.4.4     Expenses. The Party controlling any administrative proceeding pursuant to Section 10.4.1 and Section 10.4.2 shall bear all expenses related thereto.

10.5         Enforcement and Defense.

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10.5.1     The Parties shall give notice to each other of either (a) any infringement by a Third Party of Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement or Joint Patent Rights, or (b) any misappropriation or misuse by a Third Party of Evaxion Know-How, that may come to its attention. MSD and Evaxion shall thereafter consult and cooperate fully to determine a course of action, including the commencement of legal action by either or both MSD and Evaxion, to terminate any infringement of Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement or Joint Patent Rights or any misappropriation or misuse of Evaxion Know-How. MSD, upon notice to Evaxion, shall have the first right to initiate and prosecute such legal action at its own expense and in the name of MSD or Evaxion, or to control the defense of any declaratory judgment action relating to Evaxion Patent Rights (other than Evaxion Platform Patent Rights), Evaxion Know-How or Joint Patent Rights. Each Party shall have the right to be represented by counsel of its own choice.

10.5.2     MSD shall promptly inform Evaxion if it elects not to exercise its first right under Section 10.5.1 to initiate and prosecute legal action, and Evaxion shall thereafter have the right to either initiate and prosecute such action or to control the defense of such declaratory judgment action in the name of Evaxion and, if necessary, MSD. If Evaxion elects to do so, the costs of any agreed-upon course of action to terminate infringement of Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed to MSD under this Agreement or Joint Patent Rights or misappropriation or misuse of Evaxion Know-How, including the costs of any legal action commenced or the defense of any declaratory judgment, shall be paid by Evaxion. Each Party shall have the right to be represented by counsel of its own choice.

10.5.3     For any action to terminate any infringement of Evaxion Patent Rights (other than Evaxion Platform Patent Rights) licensed under this Agreement or Joint Patent Rights or any misappropriation or misuse of Evaxion Know-How, if a Party is unable to initiate or prosecute such action solely in its own name, the other Party will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for the Party to initiate litigation to prosecute and maintain such action under this Section 10.5. In connection with any action or potential action, MSD and Evaxion will cooperate fully and will provide each other with any information or assistance that either may reasonably request, including cooperating with any pre-litigation review of the Evaxion Patent Rights (other than Evaxion Platform Patent Rights) and Joint Patent Rights. Each Party shall keep the other informed of developments in any action or proceeding. For any proceeding not controlled by MSD, Evaxion shall obtain prior approval from MSD of any settlement offer or settlement agreement.

10.5.4     Any recovery obtained by either or both MSD and Evaxion in connection with or as a result of any action contemplated by this Section 10.5, whether by settlement or otherwise, shall be shared in order as follows:

(a)            the Party which initiated and prosecuted the action shall recoup all of its costs and expenses incurred in connection with the action;

(b)            the other Party shall then, to the extent possible, recover its costs and expenses incurred in connection with the action; and

(c)            the amount of any recovery remaining shall then be allocated between the Parties on a pro rata basis taking into consideration the relative economic losses suffered by each Party.

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10.5.5     Evaxion shall inform MSD of any matter of which it becomes aware concerning the submission of an application to the U.S. Food & Drug Administration under Section 351(k) of the U.S. Public Health Services Act (42 U.S.C. § 262(k)), or to a similar agency under any similar provisions in a country in the Territory, seeking approval of a biosimilar or interchangeable biological product with regard to which MSD is a reference product sponsor involving Evaxion Patent Rights licensed to MSD under this Agreement or Joint Patent Rights (“Biosimilar Application”). Evaxion shall provide MSD with the unopened Biosimilar Application within [****] of receipt. Evaxion shall administratively review the package containing the Biosimilar Application as necessary to determine whose attention it needs to be directed. Evaxion shall not open any sealed contents within the envelope containing the Biosimilar Application. If Evaxion inadvertently opens the sealed contents of any Biosimilar Application, or if the Biosimilar Application is not contained within a sealed envelope inside the delivery packaging, Evaxion shall (a) not substantively review the Biosimilar Application, and (b) so notify MSD. Evaxion shall cooperate with MSD to obtain the relevant applicant’s consent to forward the Biosimilar Application to MSD. MSD shall choose the recipients of information under 42 U.S.C. § 262(l)(1)(B)(ii). Notwithstanding the foregoing provisions of Section 10.5, MSD shall have the sole right, in its discretion, to (a) initiate, prosecute, and control any legal action, (b) take any action on behalf of MSD or on behalf of Evaxion (including in the Evaxion’s name, if required), and (c) to initiate and resolve a dispute with respect to any Biosimilar Application, including selection of any patents for listing under 42 U.S.C. § 262(l). If MSD is unable to initiate or prosecute any infringement action with respect to any Biosimilar Application solely in its own name, Evaxion will join such action voluntarily and will execute and cause its Affiliates to execute all documents necessary for MSD to initiate, prosecute and maintain such action. In connection with any action, Evaxion shall cooperate with MSD and provide MSD with information and assistance that MSD may reasonably request, including as defined in Section 10.5.3.

10.6         Patent Linkage. MSD (or its designee) may list or submit any Evaxion Patent Right licensed to MSD under this Agreement or Joint Patent Right with any Regulatory Authority in the Territory in connection with the development, regulatory approval or commercialization of a Product, and Evaxion shall reasonably assist MSD in connection therewith at MSD’s cost.

10.7         MSD Patent Rights and MSD Inventions. Notwithstanding anything to the contrary in this Agreement, MSD shall have the sole right and discretion to (a) file, prosecute, and maintain MSD Patent Rights in the Territory; (b) enforce any MSD Patent Rights and protect against any misappropriation or misuse of MSD Inventions in the Territory; (c) control any Third Party Initiated Proceedings relating to MSD Patent Rights; and (d) initiate and control any Party Initiated Proceedings relating to MSD Patent Rights.

10.8         Infringement or Misappropriation Claims with Respect to Program Antigens or Products. Evaxion shall give MSD prompt written notice if any Third Party asserts, or if Evaxion otherwise becomes aware, that a Third Party’s Patent Rights or Know-How may be infringed or misappropriated by the research, development, making, using, selling, offering for sale, importing, exporting or otherwise exploiting of any Program Antigen or Product. Subject to the provisions of Section 9.1, regardless of whether notified by Evaxion pursuant to the foregoing provisions of this Section 10.8, MSD shall have the sole right, but not the obligation, using counsel of its choice, to control the defense of any infringement or misappropriation action (including any declaratory judgment action) brought by a Third Party relating to the infringement or misappropriation of a Third Party’s Patent Rights or Know-How or other intellectual property by the research, development, making, using, selling, offering for sale, importing, exporting or otherwise exploiting of any Program Antigen or Product, and Evaxion shall have no rights, and shall not take any actions, in connection therewith. MSD shall be entitled to deduct from the Royalties payable hereunder any and all costs and payments resulting from, or in connection with, any such action, including damage awards, settlements or otherwise. In connection with any such action, Evaxion shall cooperate fully with MSD and will provide MSD with any information or assistance that MSD may reasonably request. In the event that MSD is unable to bring such action solely in its own name, Evaxion shall join such action voluntarily and execute and cause its Affiliates to execute all documents necessary for MSD to bring such action.

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10.9         Common Interest. The Parties acknowledge and agree that certain Confidential Information may be exchanged between the Parties regarding the Prosecution of certain Patent Rights. Such Confidential Information may include documents, information, mental impressions, memoranda, opinions of counsel, communications among the Parties (including their employees and agents), communications among counsel, communications among the Parties (including their employees and agents) and counsel, joint interviews of prospective witnesses, analyses of claims or defenses, analyses of legal strategy or tactics, meeting or interview notes or reports, or draft fact or expert declarations or reports. The interests of the Parties in exchanging such information as collaborators and licensor and licensees are to obtain the strongest patent protection possible, and as such are aligned and are legal in nature. The Parties agree and acknowledge that they have not waived, and nothing in this Agreement constitutes a waiver of any legal privilege concerning such Confidential Information, including privilege under the common interest doctrine and similar or related doctrines. Notwithstanding the foregoing, the provisions of this Section 10.9 shall apply only to the extent such Confidential Information is not in the public domain. At the time that the Parties reasonably anticipate litigation, the Parties shall discuss the need for a more robust and focused common interest agreement.

Article 11
TERM AND TERMINATION

11.1         Term and Expiration.

11.1.1     Term. This Agreement shall become effective on the Effective Date and shall remain in effect until it expires as follows, unless earlier terminated in accordance with this Article 11 (the “Term”):

(a)            on a Product-by-Product and country-by-country basis, this Agreement shall expire on the date of the expiration of the Royalty Term with respect to such Product in such country; and

(b)            in its entirety upon the expiration of all applicable Royalty Terms under this Agreement with respect to all Products in all countries in the Territory.

11.1.2     Effect of Product Expiration. After expiration of the Term with respect to a given Product in a given country pursuant to Section 11.1.1(a), the licenses and Rights of Reference granted to MSD hereunder (including pursuant to Section 4.1 and Section 5.2.2) with respect to such Product (and the Program Antigens therein) in such country will automatically become royalty-free, fully paid-up, perpetual and irrevocable.

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11.2         Voluntary Termination by MSD. Notwithstanding anything contained herein to the contrary, MSD shall have the right to terminate this Agreement, in its entirety or as to a given Program or Product, in each case, in one or more countries or for the Territory as a whole, at any time in its sole discretion by giving [****]advance written notice to Evaxion. In the event this Agreement is terminated in part with respect to a particular Program or Product (in each case, whether in its entirety or a on a country-by-country basis) or particular countries, this Agreement shall remain in effect with respect to all other Programs, Products and countries, as applicable. For the avoidance of doubt, [****] days advance written notice to Evaxion shall not be required in the event MSD does not exercise its Option for a Program in accordance with this Agreement prior to the end of the Option Term, and the provisions of Section 3.6.3 shall apply.

11.3         Termination for Insolvency. This Agreement may be terminated by either Party at any time during the Term upon written notice to the other Party, upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of all or a substantial portion of the assets for the benefit of creditors by such other Party; provided, however, that in the case of any involuntary bankruptcy proceeding such right to terminate shall only become effective if the Party consents to the involuntary bankruptcy or such proceeding is not dismissed within [****] days after the filing thereof.

11.4         Termination for Material Breach. If either Party has materially breached this Agreement (the “Breaching Party”), then the other Party (the “Non-Breaching Party”) may deliver notice of such material breach to the Breaching Party, which notice shall describe such breach in reasonable detail and shall state the Non-Breaching Party’s intention to terminate this Agreement pursuant to this Section 11.4 (a “Default Notice”). If the Breaching Party does not dispute (which dispute must be made in good faith) that it has committed a material breach of this Agreement, then if the Breaching Party fails to cure such breach within [****]after receipt of the Default Notice (provided that if such cure cannot reasonably be achieved within such [****]period, then as long as the Breaching Party initiated steps, within such [****]period, as would be considered reasonable to effectively cure such breach, then such [****] period shall be automatically extended for an additional [****] (i.e. for a maximum cure period of [****])), then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party following such cure period. If the Breaching Party disputes in good faith that it has materially breached this Agreement, the dispute shall be resolved pursuant to Section 12.7; provided that, subject to Section 11.6, during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder. If, as a result of the application of such dispute resolution procedures, the Breaching Party is finally determined to be in material breach of this Agreement (an “Adverse Ruling”), then if the Breaching Party fails to cure such material breach within [****] (as such cure period may be extended to up to one hundred [****] as set forth in the foregoing provisions of this Section 11.4) after such Adverse Ruling (or such longer period as established by the courts in such final determination), then the Non-Breaching Party may terminate this Agreement upon written notice to the Breaching Party. Notwithstanding the foregoing, in the event that the material breach of this Agreement solely relates to a given Program(s) or a given Product(s), then this Agreement may only be terminated with respect to such Programs(s) or Product(s), as applicable, and this Agreement will remain in full force and effect with respect to all other Programs or all other Products, as applicable.

11.5         Effects of Expiration or Termination. The following provisions will apply after any expiration or termination of this Agreement under this Article 11; provided that if this Agreement does not expire or terminate in its entirety as to all Programs and all Products in all countries, then the following shall be given effect to the extent applicable to the Program(s), Product(s) and countries, as applicable, with respect to which this Agreement expired or terminated, while enabling the Parties to continue to perform their obligations and exercise their rights under this Agreement as to all other Programs or all other Products (and other countries), as applicable.

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11.5.1     If this Agreement expires or terminates, except for the surviving provisions set forth in this Section 11.5 or Section 11.8 or as otherwise set forth in Section 11.1.2, the rights, licenses and obligations of the Parties hereunder shall terminate and be of no further force or effect as of the effective date of such expiration or termination.

11.5.2     If this Agreement expires or terminates, each Party shall, within [****] after the effective date of expiration or termination, return or cause to be returned to the other Party all Confidential Information of the other Party in tangible form received from the other Party and all copies thereof; provided, however, that each Party may retain one copy of such Confidential Information of the other Party in its confidential files for record purposes and each Party may also retain any such Confidential Information of the other Party as necessary to practice the rights and licenses granted to the such Party that survive expiration or termination of this Agreement.

11.5.3     If this Agreement expires or terminates in its entirety, the obligations under Section 4.4 shall terminate (provided that, for clarity, if this Agreement does not expire or terminate in its entirety, then the obligations under Section 4.4 shall remain in full force and effect to the extent applicable).

11.5.4     If this Agreement is terminated in its entirety or with respect to one or more Programs or Products, as applicable, then notwithstanding the foregoing provisions of this Section 11.5, upon request from MSD to Evaxion, the licenses granted to MSD under Section 4.1.2 shall survive for six (6) months following the effective date of termination in order for MSD (and its Related Parties and contractors), at MSD’s discretion, during the six (6) month period immediately following the effective date of termination, to (a) finish or otherwise wind-down any ongoing Clinical Trials with respect to the applicable terminated Product(s) hereunder (provided that, if in the best interests of trial subjects, a Clinical Trial is not able to be finished or wound-down within such six (6) month period, then such six (6) month period shall automatically be extended with respect to such Clinical Trial until such Clinical Trial is completed) and (b) finish and sell any work-in-progress and any remaining inventory of such terminated Product(s) (and any applicable Program Antigens for use therein); provided that, with respect to this clause (b), MSD shall pay Royalties (on a Product-by-Product and country-by-country basis) on Net Sales of such Product(s) sold by MSD (or its Related Parties) during such period (provided that the applicable Royalty Term is still ongoing) as and to the extent MSD would otherwise be required to pay such Royalties as set forth in Section 7.3; provided further that, for clarity, (i) MSD shall have no obligation to pay any Milestone Payments solely with respect to the Product or Program that is the subject of such termination and (ii) MSD shall have no obligation to undertake such activities.

11.5.5     The foregoing provisions of this Section 11.5 are without prejudice to any other relief and remedies available to either Party, including rights a Party may have arising under the Bankruptcy Code or other Applicable Law.

11.6         Milestone Payments. Notwithstanding anything to the contrary contained herein, if notice of termination of this Agreement is given prior to achievement of a given milestone set forth in Section 7.2, solely with respect to the Product or Program that is the subject of such termination, MSD shall not be obligated to make any Milestone Payment to Evaxion with respect to any milestone achieved following the notice of such termination; provided, however, that if the notice of termination is given by MSD pursuant to Section 11.4 and Evaxion disputes such termination in accordance with Section 11.4, then if it is finally determined pursuant to Section 12.7 that Evaxion was not in material breach of this Agreement, and as a result, MSD’s termination pursuant to Section 11.4 was not effective (and as such this Agreement remains in full force and effect), then MSD shall still be obligated to pay the Milestone Payments with respect to any applicable Milestone Event that was achieved with respect to the proposed terminated Product or Program (that was the subject of such termination notice) during the pendency of the dispute resolution process pursuant to Section 12.7.

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CONFIDENTIAL EXECUTION VERSION

11.7         Alternative Remedies in Lieu of Termination. If (a) MSD notifies Evaxion in writing of a material breach of this Agreement by Evaxion, and (b) MSD would have the right to terminate this Agreement pursuant to Section 11.4 (including the dispute resolution provisions provided therein) with respect to a given Product(s) (or in its entirety with respect to all Products) or Programs(s) (or in its entirety with respect to all Programs), then in lieu of MSD terminating pursuant to Section 11.4, and without limiting any other rights or remedies of MSD, MSD may elect to have this Agreement continue in full force and effect with respect to such Product(s) or Programs(s), as applicable, by providing written notice thereof to Evaxion; provided, however, that if MSD so elects to continue this Agreement, then from and after such time as MSD delivers such written notice to Evaxion, any and all amounts thereafter payable by MSD hereunder (including Royalties and Milestone Payments) with respect to such Product(s) (or Product(s) from such Program, as applicable) shall be reduced by [****].

11.8         Effect of Expiration or Termination; Survival. Expiration or termination of this Agreement, in whole or in part, shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination. The provisions of Sections 3.4 (first sentence thereof), 4.2, 4.5, 6.1 (for a period of [****] following expiration or termination of this Agreement), 6.2, 6.3, 6.4, 6.5, 6.6, 6.8, 6.9, 6.10, 7.3.3 (last sentence thereof), 7.4, 7.5 (for the period set forth therein), 7.6, 7.7, 8.4, 10.1, 10.2, 10.3 (with respect to Joint Patent Rights), 10.4 (with respect to Joint Patent Rights), 10.5 (with respect to Joint Patent Rights), 10.7, 10.9, 11.1.2, 11.5, and this Section 11.8, and Article 1 (to the extent the applicable definitions are used in other surviving provisions), Article 9 and Article 12, shall survive any expiration or termination of this Agreement. If this Agreement expires or terminates only in part, then the foregoing shall be given effect to the extent applicable to the Program(s) or Product(s), as applicable, with respect to which this Agreement expired or terminated.

Article 12
MISCELLANEOUS

12.1         Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, potentially including, but not limited to, embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, epidemics, pandemics, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority or the other Party (a “Force Majeure Event”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed.

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12.2         Assignment.

12.2.1     Generally. Except as expressly permitted herein, this Agreement may not be assigned or transferred by any Party, nor may any Party assign or transfer any rights or obligations created by this Agreement, in each case, whether by operation of law, assignment, succession or otherwise, without the prior written consent of the other Party (except as otherwise expressly permitted hereunder), which consent will not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, (a) MSD may assign or transfer this Agreement, or any rights or obligations hereunder, in whole or in part, to (i) one or more Affiliates (provided, however, that MSD shall remain fully and unconditionally liable and responsible to Evaxion for the performance and observance of all such duties and obligations by such Affiliate) or (ii) its successor in interest in connection with its merger, consolidation, or sale of all or substantially all of its assets or that portion of its business pertaining to the subject matter of this Agreement; and (b) Evaxion may assign or transfer this Agreement, or any rights or obligations hereunder, in whole or in part, to (i) one or more Affiliates (provided, however, that Evaxion shall remain fully and unconditionally liable and responsible to MSD for the performance and observance of all such duties and obligations by such Affiliate), or (ii) its successor in interest in connection with a Change of Control of Evaxion, in each case ((a) and (b)), without the consent of the other Party. Any attempted assignment not in accordance with this Section 12.2 shall be null and void ab initio. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

12.2.2     Evaxion Change of Control. [****]

12.3         Use of Affiliates. Each Party shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates; provided that if a Party exercises its rights or performs its obligations through an Affiliate, such Party shall remain fully and unconditionally liable and responsible to the other Party for the performance and observance of all such duties and obligations by such Affiliate.

12.4         Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use reasonable efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

12.5         Notices. Except as otherwise set forth in this Agreement, all notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

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if to Evaxion, to:	Evaxion Biotech A/S Dr. Neergaards Vej 5F 2970 Horsholm, Denmark Attention: [****] Email: [****]
With a copy to (which shall not constitute notice): Attention: Evaxion Partnering Email: [****]
if to MSD, to:	Merck Sharp & Dohme LLC 126 East Lincoln Ave. P.O. Box 2000 Rahway, New Jersey 07065 Attention: Office of Secretary Email: [****]
With a copy to: Merck Sharp & Dohme LLC 126 East Lincoln Ave. P.O. Box 2000 Rahway, New Jersey 07065 Attention: Senior Vice President, Business Development

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered or sent on a non-Business Day, then[****]); (b) [****] after dispatch if sent by nationally-recognized overnight courier; or (c) on the [****]following the date of mailing, if sent by mail. The Parties hereby agree that, to the extent permitted by Applicable Law, any notice provided in accordance with this Section shall constitute due service of process with respect to any legal proceeding between the Parties arising hereunder and that compliance with the Hague Convention for the Service of Process, if otherwise applicable, shall not be required. In addition, this Section 12.5 shall not govern communications of day-to-day matters under this Agreement.

12.6         Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without reference to any rules of conflict of laws or renvoi.

12.7         Dispute Resolution.

12.7.1     The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach hereof (a “Dispute”). A Party shall give the other Party written notice of any Dispute not resolved in the normal course of business. Within [****] from the date of delivery of such notice, the receiving Party shall submit to the other Party a written response. The notice and response shall include (a) a statement of that Party’s position and a summary of arguments supporting that position, and (b) the senior designated executives from such Party that represent that Party in resolving the Dispute and of any other person who will accompany the executive. Within [****] from the date of delivery of the initial notice, the senior executives specified in clause (b), of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute. These executives shall have the authority to settle the Dispute and shall be at a higher level of management than the persons with direct responsibility for administration of this Agreement. All negotiations pursuant to this paragraph are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.

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12.7.2     If the Parties do not fully settle following the procedure in Section 12.7.1, and a Party wishes to pursue the matter, each dispute, controversy or claim arising from or related to this Agreement or the breach thereof that is not an Excluded Claim shall be brought in the federal courts located in the Borough of Manhattan in New York, New York, United States, if federal jurisdiction is available, or, alternatively, in the state courts located in the Borough of Manhattan in New York, New York, United States. Each of the Parties hereby submits to the exclusive jurisdiction of such courts for the purpose of any such litigation; provided, that, subject to appeal rights, a final judgment in any such litigation shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each Party irrevocably and unconditionally agrees not to assert (a) any objection which it may ever have to the laying of venue of any such litigation in such courts, (b) any claim that any such litigation brought in any such court has been brought in an inconvenient forum, and (c) any claim that such court does not have jurisdiction with respect to such litigation. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO A TRIAL BY JURY AND AGREES THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY LITIGATION.

12.7.3     As used in this Section 12.7, the term “Excluded Claim” shall mean a dispute, controversy or claim that concerns (a) an issue concerning the integrity of data submitted to a regulatory agency, neither of which shall be arbitrable or justiciable in any forum; (b) the validity or infringement of a patent, trademark or copyright; or (c) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Any action concerning Excluded Claims identified in clauses (b) and (c) of this Paragraph may be brought in any court having jurisdiction.

12.7.4     Notwithstanding the foregoing provisions of this Section 12.7, any decisions that are subject to the final decision-making authority of a given Party (or mutual agreement of the Parties, as applicable), as expressly set forth in this Agreement, will be made by such Party (or mutually by the Parties), as applicable, and Disputes with respect thereto shall not be subject to the provisions of this Section 12.7 so long as such decisions are made in accordance with this Agreement.

12.8         Entire Agreement; Amendments. This Agreement together with the Schedules and Exhibits hereto and thereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement, including the Evaluation Agreement and Existing Confidentiality Agreement. The Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties hereto.

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CONFIDENTIAL EXECUTION VERSION

12.9         Headings. The captions to the several Articles, Sections and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

12.10      Independent Contractors. It is expressly agreed that Evaxion and MSD shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Evaxion nor MSD shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

12.11      No Third Party Beneficiaries. There are no Third Party beneficiaries hereunder and the provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against either Party by reason of these provisions or be entitled to enforce any of these provisions against either Party.

12.12      Waiver. The waiver by either Party hereto of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise. No waiver shall be effective unless in an executing writing signed by the waiving party.

12.13      Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

12.14      Business Day Requirements. In the event that any notice or other action is required to be taken by a Party under this Agreement on a day that is not a Business Day, then such notice or other action shall be deemed to be required to be taken on the next occurring Business Day.

12.15      Counterparts; Electronic Execution. This Agreement may be signed in any number of counterparts (including by electronic transmission such as .pdf or otherwise), each of which shall be deemed an original, but all of which shall constitute one and the same instrument. After electronic transmission, the Parties agree to execute and exchange documents with original signatures.

12.16      Equitable Relief; Cumulative Remedies. Notwithstanding anything to the contrary herein, the Parties shall be entitled to seek equitable relief, including injunction and specific performance, as a remedy for any breach of this Agreement. Such remedies shall not be deemed to be the exclusive remedies for a breach of this Agreement but shall be in addition to all other remedies available at law or equity. The Parties further agree not to raise as a defense or objection to the request or granting of such relief that any breach of this Agreement is or would be compensable by an award of money damages. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

12.17      Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further ministerial acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

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CONFIDENTIAL EXECUTION VERSION

12.18      Interpretation. Except where the context expressly requires otherwise, (a) the use of any gender herein shall be deemed to encompass references to either or both genders, and the use of the singular shall be deemed to include the plural (and vice versa), (b) the words “include”, “includes” and “including” and words of similar import shall be deemed to be followed by the phrase “without limitation”, (c) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (d) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time-to-time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (e) any reference herein to any Person shall be construed to include the Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Sections, Exhibits or Schedules shall be construed to refer to Sections, Exhibits or Schedules of this Agreement, and references to this Agreement include all Exhibits and Schedules hereto, (h) the word “notice” means notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement, (i) provisions that require that a Party, the Parties or any committee hereunder “agree”, “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise, (j) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement or successor law, rule or regulation thereof, (k) the word “or” is disjunctive but not necessarily exclusive, (l) whenever this Agreement refers to a number of days, unless otherwise specified, such number refers to calendar days and (m) with respect to activities hereunder, “conduct” shall be construed to have the same meaning as “perform”.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

MERCK SHARP & DOHME LLC	EVAXION BIOTECH A/S
BY: NAME: TITLE:	BY: NAME: TITLE:

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